UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒     Filed by a party other than the Registrant ☐
Check the appropriate box:
☐     Preliminary Proxy Statement
☐     Confidential, for Use of the Commission Only (as permitted by Rule 14a–6(e)(2))
☒     Definitive Proxy Statement
☐     Definitive Additional Materials
☐     Soliciting Material under §240.14a–12
BLOOMIN’ BRANDS, INC.
(Exact name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒     No fee required
☐     Fee computed on table below per Exchange Act Rules 14a–6(i)(1) and 0–11
(1) Title of each class of securities to which transaction applies:
_______________________________________________________________________________________________
(2) Aggregate number of securities to which transaction applies:
_______________________________________________________________________________________________
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0–11 (set forth the amount on which the filing fee is calculated and state how it was determined):
_______________________________________________________________________________________________
(4) Proposed maximum aggregate value of transaction:
_______________________________________________________________________________________________
(5) Total fee paid:
_______________________________________________________________________________________________
☐    Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0–11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1) Amount Previously Paid:
_______________________________________________________________________________________________
(2) Form, Schedule or Registration Statement No.:
_______________________________________________________________________________________________
(3) Filing Party:
_______________________________________________________________________________________________
(4) Date Filed:
_______________________________________________________________________________________________

Bloomin’ Brands, Inc.
2202 North West Shore Boulevard, Suite 500
Tampa, Florida 33607

March 4, 2013

Dear Bloomin’ Brands Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Bloomin’ Brands, Inc., which will be held at the Renaissance Tampa International Plaza Hotel located at 4200 Jim Walter Boulevard, Tampa, Florida 33607 on Wednesday, April 24, 2013 at 9:00 a.m. Eastern Time. All holders of our outstanding common shares as of the close of business on March 1, 2013, are entitled to vote at the meeting.

Details of the business to be conducted at the annual meeting are given in the notice of annual meeting of stockholders and the proxy statement.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of our annual meeting. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a notice with instructions for accessing the proxy materials and voting via the Internet. The notice also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose.

Whether or not you plan to attend the annual meeting, please vote as soon as possible. As an alternative to voting in person at the annual meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. Voting by any of these methods will ensure your representation at the annual meeting.

We look forward to seeing you at the annual meeting.

Chairman of the Board of Directors and Chief Executive Officer

YOUR VOTE IS IMPORTANT

In order to ensure your representation at the annual meeting, you may submit your proxy and voting instructions via the Internet or by telephone, or, if you receive a paper proxy card and voting instructions by mail, you may vote your shares by completing, signing and dating the proxy card as promptly as possible and returning it in the enclosed envelope (to which no postage need be affixed if mailed in the United States). Please refer to the section entitled “Voting via the Internet, by Telephone or by Mail” on page 2 of the accompanying proxy statement for a description of these voting methods. If your shares are held by a bank, brokerage firm or other nominee that holds shares on your behalf and you have not given that nominee instructions to do so, your nominee will NOT be able to vote your shares with respect to any matter other than ratification of the appointment of Bloomin’ Brands’ independent registered certified public accounting firm. We strongly encourage you to vote.

BLOOMIN’ BRANDS, INC.
2202 North West Shore Boulevard, Suite 500
Tampa, Florida 33607

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 24, 2013

The Annual Meeting of Stockholders of Bloomin’ Brands, Inc. will be held at the Renaissance Tampa International Plaza Hotel located at 4200 Jim Walter Boulevard, Tampa, Florida on Wednesday, April 24, 2013, at 9:00 a.m. Eastern Time for the following purposes:

1.	To elect two members of Bloomin’ Brands, Inc.’s Board of Directors;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as Bloomin’ Brands, Inc.’s independent registered certified public accounting firm for the fiscal year ending December 31, 2013;

3.	To obtain non-binding advisory approval of the compensation of Bloomin’ Brands, Inc.’s executive officers; and

4.	To obtain a non-binding advisory vote on the frequency of holding future votes regarding executive compensation.

The foregoing items of business are more fully described in the accompanying proxy statement. The record date for determining those stockholders who will be entitled to notice of, and to vote at, the annual meeting and at any adjournments or postponements thereof is March 1, 2013.

Whether or not you plan to attend the annual meeting, please vote as soon as possible. As an alternative to voting in person at the annual meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing a completed proxy card. For detailed information regarding voting instructions, please refer to the section entitled “Voting via the Internet, by Telephone or by Mail” on page 2 of the proxy statement. You may revoke a previously delivered proxy at any time prior to the annual meeting. If you decide to attend the annual meeting and wish to change your proxy vote, you may do so automatically by voting in person at the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Joseph J. Kadow, Secretary

Tampa, Florida
March 4, 2013

Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on April 24, 2013:
This notice of annual meeting of stockholders, the accompanying proxy statement, and our 2013 annual report to stockholders all are available at www.proxyvote.com.

BLOOMIN’ BRANDS, INC.
2202 North West Shore Boulevard, Suite 500
Tampa, Florida 33607

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS

These proxy materials are provided in connection with the solicitation of proxies by the Board of Directors of Bloomin’ Brands, Inc., a Delaware corporation, for the Annual Meeting of Stockholders to be held at 9:00 a.m. Eastern Time on Wednesday, April 24, 2013, at the Renaissance Tampa International Plaza Hotel, located at 4200 Jim Walter Boulevard, Tampa, Florida 33607, and at any adjournments or postponements of the annual meeting. These proxy materials were first sent on or about March 11, 2013 to stockholders entitled to vote at the annual meeting.

PURPOSE OF MEETING
The specific proposals to be considered and acted upon at the annual meeting are:

1.	to elect two members of Bloomin’ Brands, Inc.’s Board of Directors;

2.	to ratify the appointment of PricewaterhouseCoopers LLP as Bloomin’ Brands, Inc.’s independent registered certified public accounting firm for the fiscal year ending December 31, 2013;

3.	to obtain non-binding advisory approval of the compensation of Bloomin’ Brands, Inc.’s executive officers; and

4.	to obtain a non-binding advisory vote on the frequency of holding future votes regarding executive compensation.

Each proposal is described in more detail in this proxy statement.

VOTING
Voting Rights

Only stockholders of record of Bloomin’ Brands, Inc.’s (“Bloomin’ Brands”, “the Company”, “we”, “us”, or “our”) common stock on March 1, 2013, the record date, will be entitled to vote at the annual meeting. Each holder of record will be entitled to one vote on each matter for each share of common stock held on the record date. On the record date, there were 121,764,214 shares of common stock outstanding.

A majority of the outstanding shares of common stock must be present or represented by proxy at the annual meeting in order to have a quorum. Abstentions and “broker non-votes” will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the annual meeting. A “broker non-vote” occurs when a bank, broker or other nominee holding shares for a beneficial owner submits a proxy for the annual meeting without voting on a particular proposal, because the bank, broker or other nominee has not received instructions from the beneficial owner and does not have discretionary voting power with respect to that proposal. A bank, broker or other nominee may exercise its discretionary voting power with respect to the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the fiscal year ending December 31, 2013 (Proposal 2), but does not have discretion to vote with respect to the election of directors (Proposal 1), the non-binding advisory approval of the compensation of Bloomin’ Brands’ executive officers (Proposal 3), or the non-binding advisory vote on the frequency of holding future votes regarding executive compensation (Proposal 4).

The affirmative vote of the holders of a plurality of votes properly cast by the stockholders entitled to vote at the annual meeting is required for the election of directors. Stockholders may not cumulate votes in the election of directors. Proposals 2 and 3 require the approval of the holders of a majority of votes properly cast and entitled to vote on the proposal.  For Proposal 4, we will consider the frequency of holding future votes regarding executive compensation selected by the highest number of votes cast to be the recommendation of our stockholders. Abstentions and broker non-votes have no effect on the determination of whether a director nominee or any proposal has received a plurality or majority of the votes cast.

If the persons present or represented by proxy at the annual meeting constitute the holders of less than a majority of the outstanding shares of common stock as of the record date, the annual meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

Recommendations of the Board of Directors

Bloomin’ Brands’ Board of Directors recommends that you vote:

•	FOR each of the nominees of the Board of Directors (Proposal 1);

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the fiscal year ending December 31, 2013 (Proposal 2);

•	FOR the non-binding advisory approval of the compensation of our executive officers (Proposal 3); and

•	FOR a frequency of every year on the non-binding advisory vote on the frequency of holding future votes regarding executive compensation (Proposal 4).

Voting via the Internet, by Telephone or by Mail

Registered Holders

If you are a “registered holder” (meaning your shares are registered in your name with our transfer agent, Computershare Trust Company, N.A.), then you may vote either in person at the annual meeting or by proxy. If you decide to vote by proxy, you may vote via the Internet, by telephone or by mail and your shares will be voted at the annual meeting in the manner you direct. For those stockholders who receive a paper proxy card, instructions for voting via the Internet or by telephone are set forth on the proxy card or such stockholders can complete, sign and return the mailed proxy card in the prepaid and addressed envelope that was enclosed with the proxy materials. For those stockholders who receive a Notice of Internet Availability of Proxy Materials, the Notice of Internet Availability of Proxy Materials provides information on how to access your proxy card, which contains instructions on how to vote via the Internet or by telephone or receive a paper proxy card to vote by mail. Telephone and Internet voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on April 23, 2013.

In the event that you return a signed proxy card on which no directions are specified, your shares will be voted FOR each of the nominees for election to the Board of Directors (Proposal 1), FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the fiscal year ending December 31, 2013 (Proposal 2), FOR the non-binding advisory approval of the compensation of our executive officers (Proposal 3), FOR the frequency of every year on the non-binding advisory vote on the frequency of holding future stockholder votes on executive compensation (Proposal 4), and in the discretion of the proxy holders as to any other matters that may properly come before the annual meeting or any postponement or adjournment of the annual meeting.

Beneficial Holders

If, like most stockholders, you are a beneficial owner of shares held in “street name” (meaning a broker, trustee, bank, or other nominee holds shares on your behalf), you may vote in person at the annual meeting only if you obtain a legal proxy from the nominee that holds your shares and present it to the inspector of elections with your ballot at the annual meeting. Alternatively, you may provide instructions to the nominee that holds your shares to vote by completing, signing and returning the voting instruction form that the nominee provides to you, or by using telephone or Internet voting arrangements described on the voting instruction form, the Notice of Internet Availability of Proxy Materials or other materials that the nominee provides to you.

If you do not provide voting instructions to your nominee, this results in a broker non-vote and the nominee will not vote your shares on the election of directors (Proposal 1), the non-binding advisory approval of the compensation of our executive officers (Proposal 3) or the non-binding advisory vote on the frequency of holding future stockholder votes on executive compensation (Proposal 4), but can exercise its discretionary voting power with respect to the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the fiscal year ending December 31, 2013 (Proposal 2) and register your shares as being present at the annual meeting for purposes of determining a quorum.

Electronic Delivery

Stockholders who have elected to receive the 2013 proxy statement and annual report to stockholders electronically will be receiving an email on or about March 11, 2013 with information on how to access stockholder information and instructions for voting.

If you received your Notice of Internet Availability of Proxy Materials or all of your annual meeting materials by mail, we encourage you to sign up to receive your stockholder communications by email. Electronic delivery benefits the environment and saves us money by reducing printing and mailing costs. With electronic delivery, you will be notified by email as soon as the Annual Report on Form 10-K and proxy statement are available on the Internet, and you can easily submit your stockholder votes online. Your electronic delivery enrollment will be effective until you cancel it. If you are a registered holder, visit www.proxyvote.com to create a login and to enroll. If you hold your Bloomin’ Brands stock through a bank or broker or other nominee, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet and how to change your elections.

Changing or Revoking Your Proxy

You may revoke or change a previously delivered proxy at any time before the annual meeting by delivering another proxy with a later date, by voting again via the Internet or by telephone, or by delivering written notice of revocation of your proxy to our Secretary at our principal executive offices before the beginning of the annual meeting. You may also revoke your proxy by attending the annual meeting and voting in person, although attendance at the annual meeting will not, in and of itself, revoke a valid proxy that was previously delivered. If you hold shares in “street name”, you must contact the nominee that holds the shares on your behalf to revoke any prior voting instructions. You also may revoke any prior voting instructions by voting in person at the annual meeting if you obtain a legal proxy as described above.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Overview of Our Board Structure

In June 2007, Bloomin’ Brands acquired our wholly-owned subsidiary, OSI Restaurant Partners, LLC (“OSI”). We refer to this transaction as the “Merger.” Bloomin’ Brands was formed by an investor group comprised of funds advised by Bain Capital, LLC (“Bain Capital”) and Catterton Management Company, LLC (“Catterton”), who we collectively refer to as our “Sponsors,” and our “Founders,” who include Chris T. Sullivan, Robert D. Basham and J. Timothy Gannon. In August 2012 and following the exercise of our underwriters’ option to purchase additional shares in September 2012, we issued and sold an aggregate of 14,196,845 shares of common stock and certain of our stockholders, including our Sponsors and Founders, sold an aggregate of 4,196,845 shares of common stock at a price of $11.00 per share in our initial public offering (the “IPO”).

Following the IPO, an investor group consisting of funds advised by our Sponsors and two of our Founders continues to beneficially own more than 50% of our common stock. As a result, we are considered a “controlled company” under the corporate governance rules of the Nasdaq Stock Market (“Nasdaq”). “Controlled companies” under those rules are companies of which more than 50% of the voting power is held by an individual, a group or another company. Each member of the investor group has filed a Statement of Beneficial Ownership on Schedule 13G with the Securities and Exchange Commission (“SEC”) relating to its respective holdings and the group's arrangements with respect to disposition of the shares. On this basis, we currently avail ourselves of the “controlled company” exception under the Nasdaq rules and are not subject to the Nasdaq listing requirements that would otherwise require us to have: (a) a Board of Directors comprised of a majority of independent directors; (b) compensation of our executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors; and (c) director nominees selected, or recommended for the Board of Director’s selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors. The Board of Directors has established a Compensation Committee and a Nominating and Corporate Governance Committee in addition to an Audit Committee. Robert D. Basham and Chris T. Sullivan, two of our Founders, Andrew Balson, David Humphrey and Mark Nunnelly, each of whom is associated with Bain Capital, and J. Michael Chu, who is associated with Catterton, serve as six of the nine members of our Board of Directors. The other members are Elizabeth A. Smith, our Chief Executive Officer, Mindy Grossman and John J. Mahoney. Mr. Basham’s term as a director will end at the annual meeting, and he has declined to stand for re-election. The Board of Directors has authorized a reduction in the size of the Board to eight members effective upon the end of Mr. Basham’s term until a replacement for him is found.

Under a stockholders agreement (the “Stockholders Agreement”) that we entered into with our Sponsors and two of our Founders at the time of the IPO, each of the Sponsors has a contractual right, subject to certain conditions, to nominate representatives to the Board of Directors and its committees. As long as the Sponsors collectively own (directly or indirectly) more than 15% of our outstanding common stock, Bain Capital will have the right to designate two nominees and Catterton will have the right to designate one nominee for election to the Board of Directors. Bain Capital also has certain contractual rights to have one of its nominees serve on each committee of the Board of Directors, other than the Audit Committee, as long as the Sponsors collectively own (directly or indirectly) at least 35% of our outstanding common stock. In addition, as long as the Sponsors collectively own (directly or indirectly) more than 40% of our outstanding common stock, the Board of Directors must not, and we are required to take all necessary action to ensure that the Board of Directors does not, exceed nine directors, unless Bain Capital requests that the size of the Board of Directors be increased up to the maximum permitted under our organizational documents and appoints directors to fill the vacancies. If a vacancy is created by the death, disability, retirement, resignation or removal of a Bain Capital or Catterton designee to the Board of Directors, we agreed to take all action necessary to cause the vacancy to be filled by a person designated by Bain Capital or Catterton, as the case may be. As of February 25, 2013, the Sponsors and two of our Founders collectively held approximately 78.6% of our outstanding common stock. See “Certain Relationships and Related Transactions” for additional information about the Stockholders Agreement and our relationships with our Sponsors and Founders.

Nominees for Election at this Annual Meeting

At the annual meeting, stockholders will consider the election of two directors for terms ending in 2016. The directors are divided into three classes with each class having a minimum of two directors. The directors in each class are elected for terms of three years so that the term of office of one class of directors expires at each annual meeting.

The current terms of office of the Class I directors, Robert D. Basham, David Humphrey, and Elizabeth A. Smith, will expire on the day of this annual meeting (as soon as they or their successors are elected). David Humphrey and Elizabeth A. Smith have been nominated for election by the Board of Directors upon recommendation by the Nominating and Corporate Governance Committee. Robert D. Basham has declined to stand for re-election and the Board of Directors has reduced the size of the Board effective as of the annual meeting date to eight directors. Proxies may not be voted for a greater number of persons than the number of nominees named. The proxy holders intend to vote all proxies received by them for the nominees unless otherwise instructed. In the event any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee, if any, who may be designated by the Board of Directors to fill the vacancy. As of the date of this proxy statement, the Board of Directors is not aware that any nominee is unable or will decline to serve as a director.

The following provides information regarding the business experience and qualifications of each of the Class I nominees:

David Humphrey, 35, has served as a director since September 2012 and is a Managing Director of Bain Capital, a global private investment firm. Prior to joining Bain Capital in 2001, Mr. Humphrey was an investment banker with Lehman Brothers Inc.’s mergers & acquisitions group. Mr. Humphrey serves on the boards of directors of Genpact Limited and Bright Horizons Family Solutions LLC. The Board of Directors believes Mr. Humphrey’s qualifications to serve as a member include his expertise in providing strategic advisory services and substantial knowledge of the capital markets from his experience as an investment banker that aid the Board of Directors in evaluating our capital and liquidity needs.

Elizabeth A. Smith, 49, was appointed Chairman of our Board of Directors effective January 4, 2012 and has served as our Chief Executive Officer and a director since November 2009. From September 2007 to October 2009, Ms. Smith was President of Avon Products, Inc., a global beauty products company, and was responsible for its worldwide product-to-market processes, infrastructure and systems, including Global Brand Marketing, Global Sales, Global Supply Chain and Global Information Technology. In January 2005, Ms. Smith joined Avon Products, Inc. as President, Global Brand, and was given the additional role of leading Avon North America in August 2005. From September 1990 to November 2004, Ms. Smith worked in various capacities at Kraft Foods Inc. and from November 2004 to December 2008, served as a director of Carter’s, Inc. Ms. Smith is a member of the board of directors of Staples, Inc. The Board of Directors believes Ms. Smith’s qualifications to serve as Chairman include her role as Chief Executive Officer, her extensive experience with global companies and retail sales, her expertise in corporate strategy development and her knowledge of marketing, sales, supply chain and information technology systems.

Recommendation of the Board of Directors

The Board recommends that you vote FOR the election of Mr. Humphrey and Ms. Smith.

Directors Continuing in Office

The following are the directors who will continue in office after the annual meeting:

Class II Directors - Terms Expiring at the 2014 Annual Meeting

Mindy Grossman, 55, has served as a director since September 2012. Ms. Grossman is currently the Chief Executive Officer of HSN, Inc. (“HSN”), a multi-channel retailer, offering retail experiences through various platforms, including television, online, mobile, catalogs, and retail and outlet stores. Previously, she served as Chief Executive Officer of IAC Retailing, a business segment of HSN’s former parent company, InterActiveCorp, a media and Internet company focused in the areas of search, applications, online dating, local and media from 2006 to 2008 and Global Vice President of Nike, Inc.’s apparel business from 2000 to 2006. Ms. Grossman also serves on the board of directors of HSN. The Board of Directors believes Ms. Grossman’s qualifications to serve as a member include her extensive experience leading, developing and launching consumer facing businesses and expertise in strategy, marketing, merchandising and business development, as well as her experience as the chief executive officer of a public company.

Mark E. Nunnelly, 54, has served as a director since June 2007 and is a Managing Director of Bain Capital. Prior to joining Bain Capital in 1989, Mr. Nunnelly was a Partner of Bain & Company, with experience in the domestic, Asian and European strategy practices. Previously, Mr. Nunnelly worked at Procter & Gamble in product management. Mr. Nunnelly serves on the boards of directors of Dunkin’ Brands Group, Inc. and Genpact Limited. The Board of Directors believes Mr. Nunnelly’s qualifications to serve as a member include his industry experience, his extensive experience with managing capital intensive industry operations and his strong skills in international operations and strategic planning.

Chris T. Sullivan, 65, is one of our Founders and has served as a director since 1991. Mr. Sullivan was the Chairman of our Board of Directors from 1991 until June 2007 and was our Chief Executive Officer from 1991 until March 2005. Mr. Sullivan founded OSI in 1988 and developed Outback Steakhouse restaurants prior to its initial public offering in 1991. Mr. Sullivan serves on the board of directors of Lightyear Network Solutions, Inc., a provider of telecommunications services to businesses and residential consumers. The Board of Directors believes Mr. Sullivan’s qualifications to serve as a member include his four decades of experience in the restaurant industry and his historical perspective of our business and strategic challenges, including his leadership as a director and executive officer for over 20 years.

Class III Directors - Terms Expiring at the 2015 Annual Meeting

Andrew B. Balson, 46, has served as a director since June 2007 and is a Managing Director of Bain Capital. Mr. Balson serves on the boards of directors of Domino’s Pizza, Inc., Bright Horizons Family Solutions LLC and FleetCor Technologies, Inc. as well as a number of private companies. Mr. Balson previously served on the board of directors of Dunkin’ Brands Group, Inc. from March 2006 until June 2012 and on the board of directors of Burger King Holdings, Inc. from 2002 until June 2008. The Board of Directors believes Mr. Balson’s qualifications to serve as a member of our Board include his extensive experience with global companies, his industry and financial expertise and his years of experience providing strategic advisory services to complex organizations, including restaurant companies.

J. Michael Chu, 54, has served as a director since June 2007 and is a Managing Partner of Catterton Partners, a leading consumer-focused private equity firm he co-founded in 1989. Mr. Chu serves on the boards of directors of Restoration Hardware Holdings, Inc. and Cheddar’s Casual Cafe, Inc. as well as other private companies. The Board of Directors believes Mr. Chu’s qualifications to serve as a member include his extensive experience in managing consumer businesses in both the U.S. and internationally and his years of providing strategic advisory services.

John J. Mahoney, 61, has served as a director since May 2012. He previously served as Vice Chairman of Staples, Inc., a large office products and supply company, a position he held from January 2006 to his retirement in July 2012. Mr. Mahoney also served as Chief Financial Officer of Staples, Inc. from September 1996 to January 2012. He also served as Executive Vice President, Chief Administrative Officer and Chief Financial Officer of Staples, Inc. from October 1997 to January 2006, and as Executive Vice President and Chief Financial Officer of Staples, Inc.from September 1996, when he first joined Staples, Inc., to October 1997. Before joining Staples, Inc., Mr. Mahoney was a partner with the accounting firm of Ernst & Young LLP where he worked for 20 years, including service in the firm’s National Office Accounting and Auditing group. Mr. Mahoney also serves on the boards of directors of Chico’s FAS, Inc. and Zipcar, Inc. The Board of Directors believes Mr. Mahoney’s qualifications to serve as a member include his experience as a financial executive and certified public accountant, with expertise in the retail industry, including accounting, controls, financial reporting, tax, finance, risk management and financial management.

Independent Directors

As a controlled company, our Board of Directors is not required to consist of a majority of directors who meet the definition of independent under Nasdaq listing requirements, but the Audit Committee is currently required to consist of a majority of directors meeting the Nasdaq standards for independent audit committee members. The Audit Committee is required to consist solely of independent directors by August 2013, the first anniversary of the IPO.

Our Corporate Governance Guidelines provide that after we cease to be a controlled company and following any phase-in period permitted under the Nasdaq rules, our Board of Directors will consist of a majority of independent directors. The Nominating and Corporate Governance Committee evaluates any relationships of each director and nominee with Bloomin’ Brands and makes a recommendation to the Board of Directors as to whether to make an affirmative determination that such director or nominee is independent. Under our Corporate Governance Guidelines, an “independent” director is one who meets the qualification requirements for being independent under applicable laws and the corporate governance listing standards of Nasdaq. Upon recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has affirmatively determined that Ms. Grossman and Mr. Mahoney, each of whom serve on our Audit Committee, are independent under the criteria established by Nasdaq for director independence and for audit committee membership. The Board of Directors considered and deemed to be immaterial the fact that Bloomin’ Brands purchases office supplies from Staples, Inc., where Mr. Mahoney served as vice chairman of the board until July 2012 and served as its chief financial officer until January 2012.

Board Committees and Meetings

During our fiscal year ended December 31, 2012, the Board of Directors held four meetings. During this period, all of the incumbent directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which each such director served, during the period for which each such director served. Directors are strongly encouraged to attend the annual meeting of stockholders. Bloomin’ Brands did not hold an annual meeting of stockholders during 2012.

We have three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of these committees has a written charter approved by the Board of Directors. A copy of each charter can be found by clicking on “Corporate Governance” in the Investors section of our website, www.bloominbrands.com.

The members of the committees, as of the date of this proxy statement, are identified in the following table.

DIRECTOR	AUDIT COMMITTEE	COMPENSATION COMMITTEE	NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Andrew B. Balson		Chair	X
J. Michael Chu		X	Chair
Mindy Grossman	X
David Humphrey	X
John J. Mahoney	Chair
Mark E. Nunnelly			X
Chris T. Sullivan		X

Audit Committee

The purpose of the Audit Committee is set forth in the Audit Committee charter and is primarily to assist the Board of Directors in overseeing:

•	the integrity of our financial statements, our financial reporting process and our systems of internal accounting and financial controls;

•	our compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence;

•	the evaluation of enterprise risk issues; and

•	the performance of our internal audit function and independent auditor.

The Audit Committee held six meetings during 2012. Our Board of Directors has determined, upon the recommendation of the Nominating and Corporate Governance Committee, that Ms. Grossman and Mr. Mahoney are independent directors under applicable Nasdaq rules, which currently require that at least a majority of our Audit Committee members be independent. Beginning in August 2013, our Audit Committee will be required to consist of at least three directors, each of whom must be independent. Mr. Humphrey was not determined to be an independent director due to his association with Bain Capital. See “Certain Relationships and Related Transactions” for a description the relationships and transactions involving us and Bain Capital during 2012. Ms. Grossman and Mr. Mahoney were determined by our Board of Directors to be “audit committee financial experts” within the meaning of Item 407 of Regulation S-K. All of the members meet the requirements for audit committee members under applicable Nasdaq rules regarding the ability to read and understand financial statements.

Compensation Committee

The purpose of the Compensation Committee is set forth in the Compensation Committee charter and is primarily to:

•	oversee our executive compensation policies and practices;

•
discharge the responsibilities of our Board of Directors relating to executive compensation by determining and approving the compensation of our Chief Executive Officer and our other executive officers and reviewing and approving any compensation and employee benefit plans, policies and programs, and exercising discretion in the administration of such programs; and

•
produce, approve and recommend to our Board of Directors for its approval reports on compensation matters required to be included in our annual proxy statement or annual report, in accordance with applicable rules and regulations.

For additional description of the Compensation Committee’s processes and procedure for consideration and determination of executive officer compensation, see “Compensation Discussion and Analysis.” The Compensation Committee held three meetings during 2012.

Nominating and Corporate Governance Committee

The purpose of the Nominating and Corporate Governance Committee is set forth in the Nominating and Corporate Governance Committee charter and is primarily to:

•
identify individuals qualified to become members of our Board of Directors, and to recommend to our Board of Directors the director nominees for each annual meeting of stockholders or to otherwise fill vacancies on the Board of Directors;

•	review and recommend to our Board of Directors committee structure, membership and operations;

•	recommend to our Board of Directors the persons to serve on each committee and a chairman for such committee;

•	develop and recommend to our Board of Directors a set of corporate governance guidelines applicable to us; and

•	lead our Board of Directors in its annual review of its performance.

The Nominating and Corporate Governance Committee held one meeting during fiscal 2012.

Nominees for the Board of Directors

Our Corporate Governance Guidelines provide that nominees for director shall be selected on the basis of their business experience, qualifications, attributes and skills, such as relevant industry knowledge; specific experience with technology, accounting, finance, leadership, strategic planning, and international markets; independence; judgment; integrity; the ability to commit sufficient time and attention to the activities of the Board of Directors; diversity of occupational and personal backgrounds on the Board of Directors; the absence of potential conflicts with Bloomin’ Brands’ interests; and such other criteria as may be established by the Board of Directors from time to time. These criteria are considered in the context of an assessment of the operation and goals of the Board as a whole. In addition, the Board considers, in light of our business, each director nominee’s experience, qualifications, attributes and skills that are identified in the biographical information contained under “Proposal 1—Election of Directors.”

In recommending candidates for election to the Board of Directors, the Nominating and Corporate Governance Committee considers nominees recommended by directors, officers, employees, stockholders and others, using the same criteria to evaluate all candidates. The Nominating and Corporate Governance Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board of Directors. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the Nominating and Corporate Governance Committee would recommend the candidate for consideration by the full Board of Directors. The Nominating and Corporate Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

The Nominating and Corporate Governance Committee will consider nominees for election to the Board of Directors from stockholders. To recommend a prospective nominee for the Nominating and Corporate Governance Committee’s consideration, submit the candidate’s name and qualifications to our Secretary in writing to the following address: Bloomin’ Brands, Inc., Attention: Nominating and Corporate Governance Committee, 2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607.

Board Leadership Structure

The Board of Directors does not have a formal policy on whether the roles of Chief Executive Officer and Chairman of the Board of Directors should be separate. However, Ms. Smith currently serves as both Chief Executive Officer and Chairman of the Board of Directors. The Board of Directors has considered its leadership structure and believes at this time that the Company and its stockholders are best served by having one person serve both positions. Combining the roles fosters accountability, effective decision-making and alignment between interests of the Board of Directors and management. Ms. Smith also is able to use the in-depth focus and perspective gained in her executive function to assist our Board of Directors in addressing both internal and external issues affecting us. The Board of Directors expects to periodically review its leadership structure to ensure that it continues to meet our needs.

Board’s Role in Risk Oversight

It is management’s responsibility to manage risk and bring to the Board of Director’s attention risks that are material to us. The Board of Directors administers its risk oversight role directly and through its committee structure and the committees’ regular reports to the Board of Directors, by reviewing strategic, financial and execution risks and exposures associated with the annual plan and multi-year plans, major litigation and other matters that may present material risk to our operations, plans, prospects or reputation, acquisitions and divestitures and senior management succession planning. The Audit Committee reviews risks associated with financial and accounting matters, including financial reporting, accounting, disclosure, internal controls over financial reporting, ethics and compliance programs, compliance with orders and data security. The Compensation Committee reviews risks related to executive compensation and the design of compensation programs, plans and arrangements.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. A copy of the Code of Business Conduct and Ethics can be found by clicking on “Corporate Governance” in the Investors section of our website, www.bloominbrands.com.

Stockholder Communications with the Board of Directors

Stockholders may communicate with the Board of Directors through our Secretary by writing to the following address: Bloomin’ Brands, Inc., Attention: Board of Directors, 2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607 (and we encourage you to send a copy via email to CorporateSecretary@bloominbrands.com). Our Secretary will forward all correspondence to the Board of Directors.

Director Compensation

The Compensation Committee has determined that directors who are not our employees, Founders or associated with our Sponsors receive the following compensation for their service on our Board of Directors:

•	An annual retainer of $90,000;

•	An additional annual retainer of $20,000 for serving as chair and $10,000 for serving as a member (other than the chair) of the Audit Committee;

•	An additional annual retainer of $15,000 for serving as chair and $7,500 for serving as a member (other than the chair) of the Compensation Committee;

•	An additional annual retainer of $10,000 for serving as chair and $5,000 for serving as a member (other than the chair) of the Nominating and Corporate Governance Committee; and

•
An annual grant of restricted stock having a fair market value of $100,000 vesting as to one-third of the shares subject to the grant on each anniversary of the grant date, granted under the Bloomin’ Brands’ 2012 Incentive Award Plan (the “2012 Equity Plan”).

The following table summarizes the amounts earned and paid to non-employee directors during 2012:

	FEES EARNED OR PAID IN CASH	STOCK AWARDS (1)	OPTION AWARDS	NON-EQUITY INCENTIVE PLAN COMPENSATION	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS	ALL OTHER COMPENSATION	TOTAL
NAME	($)	($)	($)	($)	($)	($)	($)
Andrew B. Balson (2)	$—	$—	$—	$—	$—	$—	$—
Robert D. Basham (3)	—	—	—	—	—	464,769	464,769
J. Michael Chu (2)	—	—	—	—	—	—	—
Mindy Grossman	50,000	100,000	—	—	—	—	150,000
David Humphrey (2)(4)	—	—	—	—	—	—	—
Philip H. Loughlin (2)(4)	—	—	—	—	—	—	—
John J. Mahoney	82,500	100,000	—	—	—	—	182,500
Mark E. Nunnelly (2)	—	—	—	—	—	—	—
Chris T. Sullivan (3)	—	—	—	—	—	464,769	464,769
Mark Verdi (2)(5)	—	—	—	—	—	—	—
_________________

(1)
Represents restricted stock, which vests as to one-third of the shares subject to the grant on each anniversary of the grant date. The amounts represent the aggregate grant date fair values computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. As of December 31, 2012, 6,859 shares were held by Mr. Mahoney and 6,939 shares were held by Ms. Grossman, none of which were vested.

(2)	Directors are associated with our Sponsors and do not receive compensation for service on the Board of Directors.

(3)
Mr. Basham and Mr. Sullivan are two of our Founders and do not receive compensation for their service on the Board of Directors. As result of the termination of their employment agreements effective October 1, 2010, each Founder received a severance payment of $600,000, which is equal to the amount of base salary due the Founder through the later of the termination date of the employment agreement or 24 months. The severance payments are payable bi-weekly over a two-year period from their termination dates and totaled $230,769 for each of Messrs. Basham and Sullivan during 2012, which completed our payment obligations. Messrs. Basham and Sullivan also continue to receive coverage under a split-dollar life insurance policy pursuant to an agreement entered into with Bloomin’ Brands while they were employees. The amounts in the table include $234,000 of premiums paid by us for each of Mr. Basham and Mr. Sullivan for such policy during 2012.

(4)	Mr. Loughlin resigned from and Mr. Humphrey was appointed to the Board of Directors effective September 2012.

(5)	Mr. Verdi resigned from the Board of Directors effective May 2012.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

General

We are asking our stockholders to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the fiscal year ending December 31, 2013. In the event the stockholders do not ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered certified public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our and our stockholders’ best interests.

PricewaterhouseCoopers LLP has audited Bloomin’ Brands’ consolidated financial statements annually since Bloomin’ Brands was formed and the financial statements of our predecessor since 1998. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that those representatives will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following is a summary of the fees billed to us by PricewaterhouseCoopers LLP for professional services rendered for the fiscal years ended December 31, 2012 and 2011:

FEE CATEGORY	FISCAL 2012	FISCAL 2011
Audit Fees	$3,023,000	$2,215,000
Audit-Related Fees	305,000	550,000
Tax Fees	56,000	76,000
All Other Fees	5,000	4,000
Total Fees	$3,389,000	$2,845,000

Audit Fees. The aggregate fees (inclusive of out-of-pocket expenses) billed by PricewaterhouseCoopers LLP were for professional services rendered for the audits of our consolidated and subsidiary financial statements and services that are normally provided by the independent registered certified public accountants in connection with statutory and regulatory filings or engagements for the fiscal years ended December 31, 2012 and 2011, including audited consolidated financial statements presented in our registration statement on Form S-1 filed with the SEC, the Annual Report on Form 10-K filed by OSI and review of the financial statements presented in our and OSI’s Quarterly Reports on Form 10-Q. In addition, services rendered in fiscal 2012 included delivery of comfort letters, consents and review of documents in connection with our registration statement related to our IPO.

Audit-Related Fees. The aggregate fees (inclusive of out-of-pocket expenses) billed by PricewaterhouseCoopers LLP were for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include those rendered in regard to due diligence for potential acquisitions for the fiscal years ended December 31, 2012 and 2011. In addition, services rendered in fiscal 2012 included support of the refinancing of our commercial mortgage-backed securities and fiscal 2011 included services in support of responding to comment letters from the SEC.

Tax Fees. The aggregate fees (inclusive of out-of-pocket expenses) billed by PricewaterhouseCoopers LLP were for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding foreign jurisdiction tax compliance and planning for the fiscal years ended December 31, 2012 and 2011.

All Other Fees. The aggregate fees billed by PricewaterhouseCoopers LLP were for products and services other than the services reported above. These services included annual subscription licenses for an accounting research tool, which we license from PricewaterhouseCoopers LLP and continuing professional education seminars hosted by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2012 and 2011.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Certified Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services (including the fees and terms thereof) to be performed for us by the independent registered certified public accounting firm, subject to the de minimis exceptions for non-audit services described in the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder which are approved by the Audit Committee prior to the completion of the audit.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP to serve as Bloomin’ Brands’ independent registered certified public accounting firm for the fiscal year ending December 31, 2013.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

General

We are required to provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. This vote is referred to as a “say-on-pay” vote.

The Compensation Discussion and Analysis beginning on page 18 and the compensation tables and narrative discussion beginning on page 30 of this proxy statement describe our executive compensation program and the compensation of our named executive officers for 2012. The Board of Directors is asking stockholders to cast a non-binding, advisory vote indicating their approval of that compensation by voting FOR the following resolution:

“RESOLVED, that the stockholders of Bloomin’ Brands APPROVE, on an advisory basis, the compensation paid to its named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

As described in detail in the Compensation Discussion and Analysis, we have a total compensation approach focused on performance-based incentive compensation that seeks to:

•	attract and retain qualified executives in today’s highly competitive market;

•	motivate and reward executives whose knowledge, skills and performance are critical to the success of the business;

•
provide a competitive compensation package that aligns management and stockholder interests by tying a significant portion of an executive’s cash compensation and long-term compensation to the achievement of annual performance goals; and

•	ensure fairness among management by recognizing the contributions each executive makes to the success of Bloomin’ Brands.

The Compensation Committee regularly reviews our executive compensation program to ensure that compensation is closely tied to aspects of our performance that our executive officers can impact and that are likely to have an impact on stockholder value. We believe that our continued strong financial performance and the successful completion of many significant transactions during 2012, to which our executive team was instrumental, demonstrate the effectiveness of our compensation program.

The vote on this “say-on-pay” proposal is advisory, which means that the vote will not be binding on Bloomin’ Brands, the Board of Directors or the Compensation Committee. The Compensation Committee will review and consider the results of the vote on this proposal in connection with its regular evaluations of our executive compensation program.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the advisory approval of the compensation of Bloomin’ Brands’ executive officers.

PROPOSAL NO. 4

ADVISORY VOTE ON THE
FREQUENCY OF HOLDING FUTURE VOTES REGARDING EXECUTIVE COMPENSATION

General

Our stockholders are also entitled to cast an advisory vote to indicate the frequency with which we should hold future advisory votes regarding executive compensation, also referred to as “say-on-pay” votes. Stockholders may vote whether to hold “say-on-pay” votes every one, two or three years. Stockholders also have the option to abstain from voting on this matter. We will consider the interval selected by the highest number of votes cast to be the recommendation of our stockholders.

The Board of Directors believes at this time that “say-on-pay” votes should be held every year. Holding an annual advisory vote provides us with more direct and immediate insight into our stockholders’ views on our executive compensation program.

Although this advisory vote is not binding on the Board of Directors, the Board of Directors values stockholder views as to what is an appropriate frequency for advisory “say-on-pay” votes. We will carefully review the voting results on this proposal. Notwithstanding the Board of Director’s recommendation and the outcome of the stockholder vote, the Board of Directors may in the future decide to vary its practice on the frequency of advisory “say-on-pay” votes.

Recommendation of the Board of Directors

The Board of Directors recommends a vote for every year for the frequency of holding future “say-on-pay” votes regarding executive compensation.

OWNERSHIP OF SECURITIES

The following table describes the beneficial ownership of Bloomin’ Brands, Inc. common stock as of February 25, 2013 (except as noted) by each person known to us to beneficially own more than 5% of Bloomin’ Brands, Inc.’s common stock, each director, each named executive officer in the “Summary Compensation Table,” and all current directors and executive officers as a group. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options beneficially owned by that person that are exercisable within 60 days following February 25, 2013. The beneficial ownership percentages reflected in the table below are based on 121,529,446 shares of our common stock outstanding as of February 25, 2013.

Except as described below under “Certain Relationships and Related Transactions,” or as otherwise indicated in a footnote, each of the beneficial owners listed has, to our knowledge, sole voting, dispositive and investment power with respect to the listed indicated shares of common stock owned by them. Unless otherwise indicated in a footnote, the address for each individual listed below is c/o Bloomin’ Brands, Inc., 2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607.

NAME OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIALLY OWNED	PERCENT OF CLASS
Beneficial owners of 5% or more of our common stock:
Bain Capital Entities (1)(2)	67,527,489	55.56%
Catterton Partners and Related Funds (2)(3)	14,010,558	11.53%
Directors and Named Executive Officers:
Andrew B. Balson (4)	—	—
Robert D. Basham (2)(5)	8,286,002	6.82%
Jody L. Bilney (6)	127,035	*
J. Michael Chu (2)(3)(7)	14,010,558	11.53%
David J. Deno (8)	2,500	*
Mindy Grossman	6,939	*
David Humphrey (4)	—	*
John J. Mahoney	6,859	*
Dirk A. Montgomery (9)	541,608	*
Mark E. Nunnelly (4)	—	*
Steven T. Shlemon (10)	610,073	*
Elizabeth A. Smith (11)	2,720,000	2.19%
Jeffrey S. Smith (12)	299,150	*
Chris T. Sullivan (2)(13)	5,709,753	4.70%
All current directors and executive officers as a group (14)	32,907,841	26.20%
__________________
* Indicates less than one percent of common stock.

(1)
Based on information contained in a Schedule 13G filed on February 14, 2013. The shares included in the table consist of: (i) 52,043,223 shares of common stock held by Bain Capital (OSI) IX, L.P., whose managing partner is Bain Capital Investors, LLC (“BCI”); (ii) 14,739,160 shares of common stock held by Bain Capital (OSI) IX Coinvestment, L.P., whose managing partner is BCI; (iii) 614,282 shares of common stock held by Bain Capital Integral 2006, LLC, whose administrative member is BCI; (iv) 122,344 shares of common stock held by BCIP TCV, LLC, whose administrative member is BCI; and (v) 8,480 shares of common stock held by BCIP Associates-G, whose managing general partner is BCI. As a result of these relationships, BCI may be deemed to share beneficial ownership of the shares held by each of Bain Capital (OSI) IX, L.P., Bain Capital (OSI) IX Coinvestment, L.P., Bain Capital Integral Investors 2006, LLC, BCIP TCV, LLC and BCIP Associates-G (collectively, the “Bain Capital Entities”). Voting and investment determinations with respect to the shares held by the Bain Capital Entities are made by an investment committee comprised of the following managing directors of BCI: Andrew Balson, Steven Barnes, Joshua Bekenstein, Lois Brenner, John Connaughton, Todd Cook, Paul Edgerley, Christopher Gordon, Blair Hendrix, Jordan Hitch, David Humphrey, John Kilgallon, Lewis Klessel, Matthew Levin, Ian Loring, Phillip Loughlin, Seth Meisel, Mark Nunnelly, Stephen Pagliuca, Ian Reynolds, Mark Verdi and Stephen Zide. By virtue of the relationships described in this footnote, the investment committee of BCI may be deemed to exercise voting and dispositive power with respect to the shares held by the Bain Capital Entities. Each of the members of the investment committee of BCI disclaims beneficial ownership of such shares. Each of the Bain Capital Entities has an address c/o Bain Capital Partners, LLC, John Hancock Tower, 200 Clarendon Street, Boston, Massachusetts 02116.

(2)
The Schedules 13G filed by each of the Bain Capital Entities, Catterton Partners and Related Funds, Mr. Basham, Mr. Sullivan and the entities affiliated with Mr. Basham and Mr. Sullivan identified in footnotes 5 and 13, respectively, on February 14, 2013 indicate that such stockholders are members of a “group” as defined under Section 13(d) of the Exchange Act and, as a result, they each may be deemed to have beneficial ownership of the aggregate number of shares held by such group. The group members collectively own 95,533,802 shares, which represents approximately 78.6% of our outstanding shares. Each of the Bain Capital Entities, Catterton Partners and Related Funds, Mr. Basham, Mr. Sullivan and such entities affiliated with Mr. Basham and Mr. Sullivan disclaim beneficial ownership of any of the shares held of record and beneficially owned by each other member of the group (other than as otherwise noted in these footnotes).

(3)
Based on information contained in a Schedule 13G filed on February 14, 2013. Represents shares held of record by Catterton Partners VI -Kangaroo, L.P. (“Catterton Partners VI”), a Delaware limited partnership, and Catterton Partners VI-Kangaroo Coinvest, L.P. (“Catterton Partners VI, Coinvest”), a Delaware limited partnership. Catterton Managing Partner VI, L.L.C. (“Catterton Managing Partner VI”), a Delaware limited liability company, is the general partner of Catterton Partners VI and Catterton Partners VI, Coinvest. CP6 Management, L.L.C. (“CP6 Management,” and together with Catterton Partners VI, Catterton Partners VI, Coinvest, and Catterton Managing Partner VI collectively, “Catterton Partners and Related Funds”), a Delaware limited liability company, is the managing member of Catterton Managing Partner VI and as such exercises voting and dispositive control over the shares held of record by Catterton Partners VI and Catterton Partners VI, Coinvest. The management of CP6 Management is controlled by a managing board. J. Michael Chu and Scott A. Dahnke are the members of the managing board of CP6 Management and as such could be deemed to share voting and dispositive control over the shares held of record and beneficially owned by Catterton Partners and Related Funds. Mr. Chu and Mr. Dahnke both disclaim beneficial ownership of any of the shares held of record and beneficially owned by Catterton Partners and Related Funds.

(4)
Does not include shares of common stock held by the Bain Capital Entities. Each of Messrs. Balson, Humphrey and Nunnelly is a Managing Director and serves on the investment committee of BCI. As a result, and by virtue of the relationships described in footnote (1) above, each of Messrs. Balson, Humphrey and Nunnelly may be deemed to share beneficial ownership of the shares held by the Bain Capital Entities. Each of Messrs. Balson, Humphrey and Nunnelly disclaims beneficial ownership of such shares. The address for Messrs. Balson, Humphrey and Nunnelly is c/o Bain Capital Partners, LLC, John Hancock Tower, 200 Clarendon Street, Boston, Massachusetts 02116.

(5)
Shares owned by RDB Equities, Limited Partnership, an investment partnership (“RDBLP”). Mr. Basham is a limited partner of RDBLP and the sole member of RDB Equities, LLC, the sole general partner of RDBLP.

(6)
Includes 9,000 shares subject to stock options with an exercise price of $6.50 per share and 40,160 shares subject to stock options with an exercise price of $10.03 per share that Ms. Bilney has the right to acquire within 60 days of February 25, 2013. Does not include 166,640 shares subject to stock options that are not exercisable within 60 days of February 25, 2013.

(7)
The management of CP6 Management is controlled by a managing board. J. Michael Chu and Scott A. Dahnke are the members of the managing board of CP6 Management and as such could be deemed to share voting and dispositive control over the shares held of record and beneficially owned by Catterton Partners and Related Funds. Mr. Chu disclaims beneficial ownership of any shares held of record and beneficially owned by Catterton Partners and Related Funds. The business address of Mr. Chu is c/o Catterton Partners, 599 West Putnam Avenue, Greenwich, Connecticut 06830.

(8)	Does not include 400,000 shares subject to stock options that are not exercisable within 60 days of February 25, 2013 by Mr. Deno.

(9)	Includes 130,108 shares subject to stock options that Mr. Montgomery has the right to acquire on or before May 27, 2013 at an exercise price of $6.50 per share.

(10)
Includes 215,900 shares subject to stock options with an exercise price of $6.50 per share that Mr. Shlemon has the right to acquire within 60 days of February 25, 2013. Does not include 38,100 shares subject to stock options that are not exercisable within 60 days of February 25, 2013.

(11)
Includes 2,610,000 shares subject to stock options with an exercise price of $6.50 per share and 110,000 shares subject to stock options with an exercise price of $10.03 per share that Ms. Smith has the right to acquire within 60 days of February 25, 2013. Does not include up to 2,180,000 shares subject to stock options that are not exercisable within 60 days of February 25, 2013.

(12)
Includes 254,150 shares subject to stock options with an exercise price of $6.50 per share that Mr. Smith has the right to acquire within 60 days of February 25, 2013. Does not include 44,850 shares subject to stock options that are not exercisable within 60 days of February 25, 2013.

(13)
Includes 5,120,981 shares owned by CTS Equities, Limited Partnership, an investment partnership (“CTSLP”). Mr. Sullivan is a limited partner of CTSLP and the sole member of CTS Equities, LLC, the sole general partner of CTSLP. Also includes 588,772 shares held by a charitable foundation for which Mr. Sullivan serves as trustee. The shares are pledged to Fifth Third Bank to secure debt of approximately $22.0 million.

(14)	Includes a total of 4,054,557 shares subject to stock options that our directors and executive officers have the right to acquire within 60 days of February 25, 2013.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Bloomin’ Brands’ officers and directors and persons who own more than 10% of Bloomin’ Brands’ common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These persons are required to provide Bloomin’ Brands with copies of all Section 16(a) forms that they file. Based solely on Bloomin’ Brands’ review of these forms and written representations from the officers and directors, Bloomin’ Brands believes that all Section 16(a) filing requirements were met during fiscal 2012.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis discusses the objectives and design of our executive compensation program. It includes a description of the compensation provided in 2012 to our executive officers who are named in the Summary Compensation Table below. Our “named executive officers” for 2012 were:

•	Elizabeth A. Smith, Chairman of the Board of Directors and Chief Executive Officer

•	David J. Deno, Executive Vice President and Chief Financial Officer

•	Dirk A. Montgomery, Former Executive Vice President and Chief Value Chain Officer (1)

•	Steven T. Shlemon, Executive Vice President and President of Carrabba’s Italian Grill

•	Jody L. Bilney, Executive Vice President and Chief Brand Officer

•	Jeffrey S. Smith, Executive Vice President and President of Outback Steakhouse
____________
(1) Mr. Montgomery is a named executive officer for 2012 because he was our Chief Financial Officer until May 2012. He resigned from his employment with us in January 2013.

Overview of Compensation Philosophy and 2012 Performance

The Compensation Committee’s primary objective is to establish an executive compensation program that will enable us to:

•	attract and retain qualified executives in today’s highly competitive market;

•	motivate and reward executives whose knowledge, skills and performance are critical to the success of the business;

•
provide a competitive compensation package that aligns management and stockholder interests by tying a significant portion of an executive’s cash compensation and long-term compensation to the achievement of annual performance goals; and

•	ensure fairness among management by recognizing the contributions each executive makes to the success of Bloomin’ Brands.

We continued our strong financial performance during 2012 and completed many significant transactions that reduced our debt and strengthened our balance sheet, and we believe that our named executive officers were instrumental in helping us achieve these results. Highlights for 2012 include the following:

•
an increase in consolidated revenues of 3.8% to $4.0 billion, driven primarily by 3.7% growth in combined comparable restaurant sales at existing domestic Company-owned core restaurants, in 2012 as compared to 2011;

•	37 system-wide restaurant openings across most brands (27 were Company-owned and ten were franchise and joint venture locations), and 150 Outback Steakhouse renovations in 2012;

•	productivity and cost management initiatives that we estimate allowed us to save approximately $59 million in the aggregate in 2012, while our costs increased due to rising commodity prices;

•
income from operations of $181.1 million in 2012 compared to $213.5 million in 2011, which was primarily due to increased expenses of $42.1 million associated with our IPO partially offset by an increase of 6.1% in operating margins at the restaurant level;

•
a reorganization of our entire capital structure by refinancing our commercial mortgage-backed debt securities in the first quarter of 2012, completing our IPO and retiring our senior notes in the third quarter of 2012 and refinancing our term loan and revolving credit facilities in the fourth quarter of 2012; and

•
the acquisition of the remaining interests in our Roy’s joint venture and the remaining limited partnership interests in certain of our limited partnerships that either owned or had a contractual right to varying percentages of cash flows in 44 Bonefish Grill restaurants and 17 Carrabba’s Italian Grill restaurants.

This strong financial performance led to significant payments to our named executive officers under our annual cash incentive plan as described under “—Compensation Elements—Performance-Based Cash Incentives” below.

Compensation Setting Process

Our Compensation Committee oversees our executive compensation program and, together with the full Board of Directors in some cases, approves the type and amount of compensation paid to our named executive officers, approves employment agreements with our executive officers and administers our equity compensation plan. Ms. Smith, as Chief Executive Officer, provides recommendations to the Compensation Committee for its consideration with respect to the compensation of other executive officers. The Compensation Committee also has overall responsibility for establishing, implementing and monitoring the executive compensation program for our corporate level executives other than our named executive officers. Salary and target bonus amounts, as well as equity awards for other corporate level executives, are recommended by management to the Compensation Committee (or the Board of Directors, in the case of equity awards for named executive officers and other executive officers subject to Section 16(a) reporting requirements) for its consideration and approval. Prior to 2012, decisions regarding executive compensation were made by the Board of Directors and Compensation Committee of our wholly-owned subsidiary, OSI. In preparation for the IPO, the Board of Directors of Bloomin’ Brands established a Compensation Committee, which had the same members as, and took over the responsibilities of, OSI’s Compensation Committee.

Each of our named executive officers has an employment agreement with us. Ms. Smith’s employment agreement was amended and restated in September 2012, in light of her contributions to the Company since she joined us in 2009, to extend its term until August 13, 2017, with one-year automatic renewals thereafter and to provide for the changes to her compensation discussed in more detail below. Each employment agreement establishes, among other things, the executive’s minimum base salary and minimum target bonus, measured as a percentage of base salary. The employment agreement that we entered into with Mr. Deno in May 2012 upon joining the Company guaranteed his bonus at the target amount. Each year, the Compensation Committee reviews with management whether any changes to base salary or bonus targets of our named executive officers are appropriate. The changes made for 2012 are described below.

The Compensation Committee begins its annual process for deciding how to compensate our executive officers by considering the competitive market data provided by its independent compensation consultant and our human resources staff. In 2012, the Compensation Committee engaged Radford, an Aon Hewitt Company, to provide advice and recommendations on competitive market practices and various elements of compensation provided to our executive officers. Radford was engaged by management from the third quarter of 2011 through 2012 to provide competitive market data and recommendations in connection with our analysis of cash and equity compensation practices for executive officers in anticipation of the IPO. The comparative market data used by the Compensation Committee includes a combination of published survey data, proprietary Aon survey data and data from a peer group of companies.

The Compensation Committee, with assistance from Radford, identified criteria to select the following list of companies in the restaurant, hotel and retail industries that have annual revenues and numbers of employees roughly comparable to us, which comprised Bloomin’ Brands’ peer group for setting 2012 compensation:

Abercrombie & Fitch Co.	Limited Brands, Inc.
American Eagle Outfitters, Inc.	MGM Resorts International
Bed Bath & Beyond Inc.	PetSmart, Inc.
Big Lots, Inc.	Ross Stores, Inc.
Bob Evans Farms, Inc.	Royal Caribbean Cruises Ltd.
Brinker International, Inc.	Ruby Tuesday, Inc.
Cracker Barrel Old Country Store, Inc.	Starbucks Corporation
Darden Restaurants, Inc.	Starwoods Hotels & Resorts Worldwide, Inc.
Dollar Tree, Inc.	Texas Roadhouse, Inc.
Family Dollar Stores, Inc.	The Cheesecake Factory Incorporated
Foot Locker, Inc.	The Wendy’s Company
GameStop Corp.	V.F. Corporation
Hyatt Hotels Corporation	YUM! Brands, Inc.
Las Vegas Sands Corp.

To determine competitive market compensation, the peer group data and survey data were combined (unless there was insufficient comparable peer group data for the executive officer’s position, in which case only survey data was used) to establish market consensus information against which the Compensation Committee assessed base salary, target bonus, target total cash, long-term incentive value and total target direct compensation. The Compensation Committee also considers the recommendations of our Chief Executive Officer with respect to salary adjustments, annual cash incentive bonus targets and awards and equity incentive awards for our other executive officers. Following the IPO, our Board of Directors generally has been responsible for approving, upon the recommendation or approval of the Compensation Committee, equity awards to our executive officers in order to qualify these awards as exempt awards under Rule 16b-3 under the Exchange Act. Compensation amounts were set relative to the market percentiles and based on the other factors discussed in more detail below.

Compensation Elements

The principal components of compensation for our named executive officers consist of the following:

•	base salary;

•	performance-based cash incentives;

•	long-term stock incentives, generally in the form of stock options;

•	other benefits and perquisites;

•	change in control and termination benefits; and

•	for our Chief Executive Officer, retention-based cash incentives.

Mix of Total Compensation

A significant percentage of cash compensation and total compensation for our named executive officers is allocated to performance-based compensation. Performance-based cash incentives are targeted to approach or exceed base salaries so that a meaningful percentage of annual cash compensation is dependent on our performance. Long-term stock incentives in the form of stock options and, to a lesser extent, restricted stock supplement cash compensation and provide value to our executives when Bloomin’ Brands’ equity value increases. Prior to the IPO, our executives were granted stock options that could not be exercised until a liquidity event, such as a change in control or initial public offering occurred. These options became exercisable, to the extent vested, at the time of the IPO. Some of our named executive officers hold restricted stock that was granted to them at the time of the Merger or in the case of Mr. Shlemon, in 2012. Since the Merger, the Compensation Committee has not used restricted stock as a form of compensation for our named executive officers other than in the case of Mr. Shlemon, but the Compensation Committee expects to use a mix of options, restricted stock and other performance-based equity awards in the future. In evaluating annual compensation of our named executive officers and other members of management, the Compensation Committee considers previous equity grants.

Base Salary

Base salaries are established pursuant to employment agreements with each of our named executive officers and generally reflect demonstrated experience, skills and competencies. Base salary levels of our named executive officers may be increased as part of the annual performance review process, upon an executive officer’s promotion or other change in job responsibilities or if necessary to address internal or external equity issues as recommended by management.

In the fourth quarter of 2011, the compensation consultant was asked to provide comparative market data and recommendations in connection with our analysis of our cash and equity compensation practices for executive officers. As a result of its analysis of this data, in December 2011, the Compensation Committee made market-based adjustments to the base salaries for Ms. Smith and Ms. Bilney to reflect competitive positioning of base salaries for comparable positions within the applicable market data and the scope of the individual’s experience, responsibilities and performance. Ms. Smith’s base salary had been reduced from $1,000,000 to $925,000; however, in September 2012, Ms. Smith’s employment agreement was amended to increase her base salary at $975,000 to reflect her increased responsibilities following the IPO.

Base salaries of the named executive officers and the change, if any, from 2011, are listed in the table below.

NAMED EXECUTIVE OFFICER	2012 BASE SALARY	CHANGE FROM 2011
Elizabeth A. Smith	$975,000	$(25,000)
David J. Deno (1)	600,000	N/A
Dirk A. Montgomery	472,000	—
Steven T. Shlemon	500,000	—
Jody L. Bilney	450,000	50,000
Jeffrey S. Smith	500,000	—
__________________

(1)	Mr. Deno was hired as our Executive Vice President and Chief Financial Officer effective May 7, 2012.

Performance-Based Cash Incentives and Other Cash Bonuses

Cash incentives are awarded to all of our executive officers under performance-based cash incentive plans. The design of the bonus plans, which follows a structure that is generally consistent from year to year, reflects the Compensation Committee’s belief that a significant portion of annual compensation for each named executive officer should be based on the financial performance of the Company. These awards are payable based on the achievement of annual financial objectives set within the existing plan structure, which are intended to provide incentives and rewards for achievement of the Company’s annual financial goals for corporate executive officers and a combination of Company goals and concept goals for our executive officers who have operating responsibility at one of our concepts. Annual performance-based cash incentive targets, measured as a percentage of base salary, are set forth in each named executive officer’s employment agreement, but may be adjusted by the Compensation Committee.

As part of its review and analysis of comparative market data in the fourth quarter of 2011, the Compensation Committee made market-based adjustments to performance-based cash incentive targets to reflect competitive positioning around the 50th to 75th percentile of total cash compensation for comparable positions within the applicable market data and the scope of the individual’s experience, responsibilities and performance.

The following table presents the 2012 annual performance-based cash incentive target for each named executive officer, as a percentage of his or her base salary and the change, if any, from 2011.

NAMED EXECUTIVE OFFICER	2012 ANNUAL PERFORMANCE-BASED CASH INCENTIVE TARGET, AS A PERCENTAGE OF BASE SALARY	CHANGE FROM 2011
Elizabeth A. Smith	100%	15%
David J. Deno (1)	85%	N/A
Dirk A. Montgomery	85%	(65)%
Steven T. Shlemon	85%	(15)%
Jody L. Bilney	85%	(15)%
Jeffrey S. Smith	85%	(15)%
__________________

(1)	In 2012, Mr. Deno was entitled to receive 100% of this target as a guaranteed payment.

For 2012, the annual performance-based cash incentive plan (the “2012 Corporate Bonus Plan”) for our named executive officers, other than for Mr. Shlemon and Mr. Smith, was based on two equally weighted measures: OSI’s adjusted EBITDA (as defined below) for 2012 (the “OSI Adjusted EBITDA Bonus”) and 2012 comparable sales performance targets (the “Comparable Sales Bonus”). Under each of these measures, each named executive officer could earn up to 75% of such executive’s annual cash incentive target, with the aggregate maximum payout for each under the 2012 Corporate Bonus Plan capped at 150% of the executive’s annual cash incentive target. In addition, each executive officer was assigned an individual performance rating for the year and the Compensation Committee had the discretion to decrease the payout amount for performance that did not meet expectations.

For purposes of the 2012 Corporate Bonus Plan, “OSI Adjusted EBITDA” was calculated by adjusting OSI’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) to exclude certain management fees, the impact of restaurant closings, gains and losses on disposed assets and certain other gains and losses. OSI Adjusted EBITDA and comparable sales performance payment levels were established by the Compensation Committee at the beginning of the year based on consideration of Company initiatives as well as industry and general economic conditions and trends, among other considerations. The OSI Adjusted EBITDA Bonus was payable on a nonlinear, sliding scale of OSI Adjusted EBITDA ranging from $297.3 million (representing payout at 25% of target) to a maximum payout at OSI Adjusted EBITDA of $367.3 million (representing payout at 75% of target), with OSI Adjusted EBITDA of $341.9 million representing payout at 50% of target. The Comparable Sales Bonus was based on our 2012 comparable sales performance relative to our 2012 comparable sales targets. The Comparable Sales Bonus was payable on a nonlinear, sliding scale of comparable sales ranging from 1.0% (representing payment at 25% of target) to a maximum payout at 5.0% (representing payout at 75% of target), with 3.7% representing payment at 50% of target. For 2012, OSI Adjusted EBITDA was $342.6 million and our Company-wide comparable sales performance was 3.4%. Accordingly, the total payouts to our named executive officers under the 2012 Corporate Bonus Plan, as reported in the Summary Compensation Table, were 99% of their bonus targets (other than for Mr. Deno who received 100% of his target as a guaranteed payment).

For 2012, the annual performance-based cash incentive plan for Mr. Shlemon, Executive Vice President and President of Carrabba’s Italian Grill (the “2012 Carrabba’s Bonus Plan”), was based 50% on the 2012 Corporate Bonus Plan, as described above, and 50% on a bonus plan structured much like the 2012 Corporate Bonus Plan, but based on the results of Carrabba’s Italian Grill (“Carrabba’s”). Under each of these measures, Mr. Shlemon could earn up to 75% of his annual cash incentive target, with the aggregate maximum payout capped at 150% of his annual cash incentive target. The Carrabba’s component was based on two equally weighted measures of Carrabba’s performance: 2012

Adjusted EBITDA for Carrabba’s (“Carrabba’s Adjusted EBITDA”), which was calculated in a manner similar to OSI Adjusted EBITDA, and comparable sales performance for Carrabba’s relative to 2012 comparable sales targets (the “Carrabba’s Comparable Sales”). The bonus based on Carrabba’s Adjusted EBITDA was payable on a sliding scale of Carrabba’s Adjusted EBITDA ranging from $59.3 million (representing payout at 12.5% of target) to a maximum payout at Carrabba’s Adjusted EBITDA of $73.5 million (representing payout at 37.5% of target), with Carrabba’s Adjusted EBITDA of $68 million representing payout at target. The bonus based on Carrabba’s Comparable Sales was payable on a sliding scale of Carrabba’s Comparable Sales ranging from 0.7% (representing payout at 12.5% of target) to a maximum payout at 4.7% (representing payout at 37.5% of target), with 3.4% representing payment at 25% of target. The actual payment to Mr. Shlemon for 2012 was set by the Compensation Committee at $423,938, which was slightly below the 105% of his target bonus payable based on the results of the 2012 Corporate Bonus Plan, Carrabba’s Adjusted EBITDA of $73.2 million and Carrabba’s Comparable Sales of 1.7%.

For 2012, the annual performance-based cash incentive plan for Mr. Smith, Executive Vice President and President of Outback (the “2012 Outback Bonus Plan”), was based 50% on the 2012 Corporate Bonus Plan, as described above, and 50% on a bonus plan structured much like the 2012 Corporate Bonus Plan, but based on the results of Outback Steakhouse (”Outback”). Under each of these measures, Mr. Smith could earn up to 75% of his annual cash incentive target, with the aggregate maximum payout capped at 150% of his annual cash incentive target. The Outback component was based on two equally weighted measures of Outback’s performance: 2012 Adjusted EBITDA for Outback (“Outback Adjusted EBITDA”), which was calculated in a manner similar to OSI Adjusted EBITDA, and comparable sales performance for Outback relative to 2012 comparable sales targets (the “Outback Comparable Sales”). The bonus based on Outback Adjusted EBITDA was payable on a sliding scale of Outback Adjusted EBITDA ranging from $175.5 million (representing payout at 12.5% of target) to a maximum payout at Outback Adjusted EBITDA of $217.4 million (representing payout at 37.5% of target), with Outback Adjusted EBITDA of $201.1 million representing payout at target. The bonus based on Outback Comparable Sales was payable on a sliding scale of Outback Comparable Sales ranging from 0.7% (representing payout at 12.5% of target) to a maximum payout at 4.7% (representing payout at 37.5% of target), with 3.4% representing payment at 25% of target. The actual payment to Mr. Smith for 2012 was $480,250, which was 113% of his target bonus based on the results of the 2012 Corporate Bonus Plan, Outback Adjusted EBITDA of $204.8 million and Outback Comparable Sales of 4.4%.

In addition to her participation in the 2012 Corporate Bonus Plan, Ms. Smith’s 2012 cash bonus compensation included two separate bonus arrangements: the Retention Bonus and the Incentive Bonus. The Retention Bonus provided for an aggregate bonus opportunity of $12.0 million, which was payable to Ms. Smith over a four-year period that began in 2010 in installments of $1.8 million, $3.0 million and two installments of $3.6 million, generally subject to her remaining continuously employed through the applicable payment date, or, if sooner to occur, within 60 days of the completion of an initial public offering. The Retention Bonus was structured with larger payments scheduled for the later payment dates in order to provide a greater incentive to Ms. Smith to remain employed through the full term of her employment agreement. The Incentive Bonus provided for an aggregate bonus opportunity of up to $15.2 million. The Incentive Bonus was generally only to be paid to Ms. Smith if we (a) completed an initial public offering or (b) experienced a change in control and, in each case, if certain performance targets are met relating to the value of our common stock at the time of the Qualifying Liquidity Event and, in the case of an initial public offering, a subsequent period of six months (each, a “Qualifying Liquidity Event”). In light of Ms. Smith’s efforts in preparing the Company for the IPO, the Retention Bonus and the Incentive Bonus were amended by the Board of Directors in May 2012 to provide that if we completed an initial public offering (as defined in the bonus agreements) during 2012 and Ms. Smith was employed as Chief Executive Officer at the time of completion of the initial public offering, then all of the remaining payments under the Retention Bonus and the Incentive Bonus would be paid to her in a lump sum within sixty (60) days of the completion of the initial public offering. We completed the IPO in August 2012 and, as a result, a lump sum of $22,425,000 was paid to Ms. Smith at that time.

In recognition of their individual performance and contributions to the IPO process and other financing transactions in 2012, our Chief Executive Officer recommended to the Compensation Committee and the Compensation Committee approved the payment of cash bonuses to Mr. Deno, Ms. Bilney and Mr. Smith of $41,000, $20,000 and $51,000 respectively. In May 2012, Mr. Deno received a signing bonus of $425,000, which under the terms of his employment agreement must be repaid to us if he resigns or is terminated for cause prior to November 9, 2013. Ms. Bilney received a cash payment of $217,450 in 2012 for the vesting of a portion of the restricted stock that was granted to her at the time of her employment and then converted at the time of the Merger into the right to receive cash on a deferred basis.

Performance-based cash incentives earned by the named executive officers are reflected in the “Executive Compensation—Summary Compensation Table” under the heading “Non-Equity Incentive Plan Compensation.” Threshold, target and maximum payments for the 2012 bonus plans are reflected in “Executive Compensation—Grants of Plan-Based Awards for Fiscal 2012.” The payments with respect to Ms. Smith’s Retention Bonus and Incentive Bonus are reflected in “Executive Compensation—Summary Compensation Table” under the heading “Bonus.”

Long-Term Stock Incentives

Long-term stock incentives are designed to align a significant portion of total compensation with our long-term goal of increasing the value of the Company. At the time of the Merger, the long-term stock incentive component of the compensation package consisted of restricted stock and stock options issued under our 2007 Equity Incentive Plan (“2007 Equity Plan”). Since that time, we adopted the 2012 Equity Plan and long-term stock incentive awards have consisted primarily of stock options granted to newly hired or promoted executive officers, and beginning in 2013, our annual awards consist of stock options and performance-based share units. Mr. Shlemon also received a restricted stock grant in 2012. These equity awards are designed to reward longer-term performance, facilitate equity ownership, deter recruitment of our key personnel by competitors and others and further align the interests of our executives with those of our stockholders. Equity awards have generally been limited to our executive officers and other key employees and managers who are in a position to contribute substantially to our growth and success.

Shares acquired upon the exercise of stock options under the 2007 Equity Plan were generally subject to a stockholder’s agreement that contained a management call option that allowed us to repurchase all shares purchased through exercise of stock options upon termination of employment at any time prior to the earlier of an initial public offering or a change in control. Additionally, the holder of shares acquired upon the exercise of stock options was prohibited from transferring the shares to any person, subject to narrow exceptions, and should a permitted transfer have occurred, the transferred shares remained subject to the management call option. As a result of the transfer restrictions and call option, we did not record compensation expense for stock options subject to the management call option until completion of the IPO, since employees could not realize monetary benefit from the options or any shares acquired upon the exercise of the options unless the employee was employed at the time of an initial public offering or a change in control. Upon completion of the IPO, the management call option terminated and we began to record compensation expense with respect to these awards.

In November 2009, Ms. Smith received a stock option grant that vests in equal installments over five years and contained a modified form of the management call option for one quarter of the option shares. In accordance with accounting guidance for share-based compensation, this form of the management call option did not preclude us from recording compensation expense during the service period. Compensation expense was not recorded for the remaining three quarters of the option shares since they could not be exercised and, therefore, were not considered vested from an accounting standpoint, until the occurrence of a Qualifying Liquidity Event, as defined in Ms. Smith’s stock option agreement. The IPO met the thresholds for a Qualifying Liquidity Event and, in order for vested options to be exercised, a threshold stock price ranging from $5.00 to $10.00 depending on the tranche of the option must be maintained for a six-month period following the IPO prior to such exercise, which had been achieved as of February 3, 2013. Upon completion of the IPO, the vesting of such options was considered probable from an accounting standpoint and we began to record compensation expense with respect to this portion of the award.

On July 1, 2011, Ms. Smith was granted an option to purchase 550,000 shares of our common stock under the 2007 Equity Plan in accordance with the terms of her employment agreement. This option has an exercise price of $10.03 per share and was subject to the modified form of the management call option that applied to one quarter of her 2009 grant. In accordance with accounting for share-based compensation, this modified form of the call option did not preclude us from recording compensation expense during the service period. These options will vest and compensation expense will be recorded in equal amounts over a five-year period on each anniversary of the grant date, contingent upon her continued employment with us.

Under the terms of her amended employment agreement, Ms. Smith will be eligible for additional equity award grants beginning in 2014 as determined at the discretion of the Compensation Committee or the Board of Directors.

Mr. Deno was granted an option to purchase 400,000 shares of our common stock under the 2007 Equity Plan in connection with his hiring in May 2012. This option has an exercise price of $14.58 per share and the shares subject to the option will vest in equal amounts over a five-year period on each anniversary of his employment start date, contingent upon his continued employment with us, and any unvested portion will be forfeited upon termination of his employment. This option was subject to the management call option described above until such call option terminated at the time of the IPO.

In April 2012, Mr. Shlemon was granted 50,000 shares of restricted stock under the 2007 Equity Plan as a result of his additional contributions to the Company during the year. The shares will vest in equal amounts over a four-year period on each anniversary of the grant date, contingent upon continued employment with us, and any unvested portion will be forfeited upon termination of employment.

See “Executive Compensation—Grants of Plan-Based Awards for Fiscal 2012” for additional information regarding 2012 equity awards to the named executive officers.

Other Benefits and Perquisites

Under their employment agreements, the named executive officers are each entitled to receive certain perquisites and personal benefits. We believe these benefits are reasonable and consistent with our overall compensation program and better enable us to attract and retain qualified employees for key positions. Such benefits include automobile allowances, life insurance, medical insurance, annual physical examinations, vacation, personal use of corporate aircraft for our Chief Executive Officer, and reimbursement for income taxes on certain taxable benefits. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to the named executive officers.

On February 28, 2013, we terminated the split-dollar agreement we had entered into in 2008 with our former Executive Vice President and Chief Value Chain Officer, Dirk A. Montgomery.  The split-dollar agreement required us to maintain an endorsement split-dollar life insurance policy with a death benefit of approximately $5.0 million for Mr. Montgomery. We were the beneficiary of the policy to the extent of premiums paid or the cash value, whichever was greater, with the remaining death benefit to be paid to a personal beneficiary designated by Mr. Montgomery.  Mr. Montgomery’s right to the policy had fully vested on January 1, 2013. We paid Mr. Montgomery $150,000 in exchange for full termination of the split-dollar agreement. As a result of the termination agreement,  we became the sole and exclusive owner of the policy and elected to cancel it.

Effective October 1, 2007, we implemented a deferred compensation plan for our highly compensated employees who are not eligible to participate in the OSI Restaurant Partners, LLC Salaried Employees 401(k) Plan and Trust. The deferred compensation plan allows highly compensated employees to contribute from 5% to 90% of their base salary and from 5% to 100% of their cash bonus on a pre-tax basis to an investment account consisting of various investment fund options. The plan permits us to make a discretionary contribution to the plan on behalf of an eligible employee from time to time; however, we have not made any discretionary contribution to date. In the event of the employee’s termination of employment other than by reason of disability or death, the employee is entitled to receive the full balance in the account in a single lump sum unless the employee has completed either five years of participation or ten years of service as of the date of termination of employment, in which case, the account will be paid as elected by the employee in equal annual installments over a specified period of two to 15 years. If the employee dies or becomes disabled before any deferred amounts are paid out under the plan, we will pay to the employee (or the employee’s beneficiary if applicable) the full balance in the account in a single lump sum. If the employee’s employment terminates due to death or disability after he or she begins receiving payments, the remaining installment payments will be paid in installment payments as such payments come due.

The amounts attributable to perquisites and other personal benefits provided to the named executive officers are reflected in the “Executive Compensation—Summary Compensation Table” under the heading “All Other Compensation.”

Change in Control and Termination Benefits

Each of the named executive officers (other than Mr. Montgomery) is party to an employment agreement and other arrangements with us that may entitle him or her to payments or benefits upon a termination of employment and/or a change in control. For a summary of these agreements and arrangements, see “Executive Compensation—Potential Payments Upon Termination or Change in Control—Summary of Employment Agreements and Other Compensatory Arrangements.”

In anticipation of the IPO, the Board of Directors adopted an Executive Severance and Change in Control Plan that would have enabled the Compensation Committee to designate participants that would be entitled to receive certain severance payments and other benefits if they are terminated by us other than for cause or terminate their employment for good reason. In December 2012, the Compensation Committee recommended, and the Board of Directors approved, the termination of the Executive Severance and Change in Control Plan and the adoption of an Executive Change in Control Plan (the “Change in Control Plan”).

The Change in Control Plan entitles executive officers and other key employees to certain severance payments and benefits in the event of a qualifying termination of employment upon or within the 24 months following certain change in control events. The payments and benefits will be reduced by the amount of any severance or similar payments or benefits under an employment agreement or other arrangement with us and are subject to the employee’s compliance with non-competition and other restrictive covenants and the other terms and conditions of the Change in Control Plan. These benefits are described in more detail under “Potential Payments Upon Termination or Change in Control” below.

Compensation Changes for 2013
In December 2012, the Compensation Committee established the peer group to be used as part of its review of competitive market data for setting executive officer compensation for 2013. With assistance from Radford, the Compensation Committee refined the list of companies used in the 2012 peer group to include companies that were more closely aligned to Bloomin’ Brands’ revenue, EBITDA and market capitalization following the IPO and to take into account the guidance from stockholder advisory firms regarding what they view as the appropriate components and size for a comparison group. The 2013 peer group is as follows:

Bob Evans Farms, Inc.	MGM Resorts International
Brinker International, Inc.	Panera Bread Company
Burger King Wordwide, Inc.	PetSmart, Inc.
Chipotle Mexican Grill, Inc.	Ross Stores, Inc.
Cracker Barrel Old Country Store, Inc.	Royal Caribbean Cruises Ltd.
Darden Restaurants, Inc.	Ruby Tuesday, Inc.
DineEquity, Inc.	Starbucks Corporation
Foot Locker, Inc.	Starwoods Hotels & Resorts Worldwide, Inc.
Hyatt Hotels Corporation	Texas Roadhouse, Inc.
Jack in the Box Inc.	The Cheesecake Factory Incorporated
Las Vegas Sands Corp.	The Wendy’s Company
Limited Brands, Inc.	YUM! Brands, Inc.

In December 2012, the Compensation Committee also adopted an Equity Award Policy to formalize the general timing, process and delegation authority for grants of equity-based incentive awards. Under the policy, annual grants will generally be made to executive officers and other key employees following the review and evaluation of each executive officer’s performance and the public announcement of our results for the prior fiscal year and will have an exercise price equal to the fair market value on the date of grant. Additional grants (”off-cycle awards”) may be made in connection with new hires or promotions during the year by the Board of Directors, Compensation Committee, the Equity Award Committee of the Board of Directors (currently consisting of Ms. Smith) or, solely in the case of options for employees at the vice president level or below, the Chief Executive Officer. Any off-cycle options will have a grant date and exercise price of the first trading day of the calendar month following the off-cycle event.
In February 2013, the Board of Directors approved, based on the recommendation of the Compensation Committee, grants of stock options and performance-based share units to our current executive officers other than Ms. Smith and Stephen Judge, who joined us on January 1, 2013 as our Executive Vice President and President of Bonefish Grill.  The performance-based share unit awards establish (a) service dates on which the award recipient must continue to be employed by or otherwise providing service to us and (b) adjusted net income targets to be achieved by us over a performance period to determine the vesting of the shares subject to the award. Based on the level of adjusted net income attributed to Bloomin’ Brands achieved during 2013 and if the award recipient provided continuous service to us until the applicable service date (each anniversary of the grant date over a four-year period), a corresponding number of shares will vest (which number may range from zero to 200% of the target number of performance-based share units subject to the award). The use of performance-based share unit awards is intended to further align the interests of executive officers with our stockholders in increasing the value of Bloomin’ Brands.
Our annual performance-based cash incentive plan for 2013 (the “2013 Bonus Plan”) will continue to be structured in a substantially similar manner as the 2012 and prior year programs, except that the performance metrics will be the percentage of Company-wide or concept total revenue growth and adjusted net income attributed to Bloomin’ Brands or concept earnings before interest and taxes. In addition, the maximum bonus amount will increase from 150% to 200% of target to align with the percentages used by the mid-point of the peer group that the Compensation Committee established for 2013 benchmarking. Executives’ payout under the 2013 Bonus Plan will continue to be subject to reduction (but not increase) based on individual performance as determined by the Compensation Committee.
Tax and Accounting Implications

In making decisions about executive compensation, the Compensation Committee took into account certain tax and accounting considerations, including Sections 409A and 280G of the Internal Revenue Code. As neither OSI’s nor our equity securities were publicly held prior to August 2012, Section 162(m) of the Internal Revenue Code did not apply to us. Additionally, we account for stock-based payments in accordance with the requirements of Accounting Standards Codification No. 718, “Compensation—Stock Compensation.” We expect that our Compensation Committee may seek to qualify the variable compensation paid to our named executive officers for an exemption from the deductibility limitations of Section 162(m) when such limitations are applicable. However, our Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent or otherwise in our best interests.

Our Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee
Andrew B. Balson, Chairman
J. Michael Chu
Chris T. Sullivan

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Messrs. Balson, Chu and Sullivan. Mr. Balson is a Managing Director of Bain Capital. Mr. Chu is Managing Partner and Co-Founder of Catterton. Mr. Sullivan is one of our Founders, our former Chief Executive Officer, one of our stockholders and our director. An investor group, which includes Bain Capital, Catterton and Mr. Sullivan, collectively held approximately 78.6% of our outstanding common stock as of February 25, 2013.

Management Agreement

Upon completion of the Merger, we entered into a management agreement with Kangaroo Management Company I, LLC (the “Management Company”), whose members are our Founders and entities associated with our Sponsors.  In accordance with the management agreement, the management company was to provide management services to us until the tenth anniversary of the completion of the Merger, with one-year extensions thereafter until terminated. The management agreement provided that it would terminate automatically immediately prior to our completion of an initial public offering. Under the terms of the agreement, the Management Company received an aggregate annual management fee equal to $9.1 million and reimbursement for out-of-pocket and other reimbursable expenses incurred by it, its members, or their respective affiliates in connection with the provision of services pursuant to the agreement.  The management agreement also included customary exculpation and indemnification provisions in favor of the Management Company, Bain Capital and Catterton and their respective affiliates.

In May 2012, we amended the management agreement to provide that if the management agreement was terminated due to our completion of an initial public offering in 2012, the Management Company would receive, within 60 days of completion of the IPO, but in all events on or before December 31, 2012, a termination fee of $8.0 million. This termination fee was payable in addition to the pro-rated periodic fee as provided in the management agreement. The management agreement terminated in connection with our IPO in August 2012 and we paid management fees to the Management Company, including the termination fee, out-of-pocket and other reimbursable expenses, of approximately $13.8 million for the year ended December 31, 2012.

Stockholders Agreements

In connection with the Merger, we entered into a stockholders agreement with our Sponsors, Founders and certain other stockholders. In connection with the completion of the IPO, all of the provisions of the stockholders agreement terminated in accordance with the terms of the stockholders agreement.

On August 7, 2012, we entered into the Stockholders Agreement with our Sponsors and two of our Founders that became effective upon consummation of the IPO. This Stockholders Agreement grants our Sponsors the right, subject to certain conditions, to nominate representatives to our Board of Directors and committees of our Board of Directors. As long as the Sponsors collectively own (directly or indirectly) more than 15% of our outstanding common stock, Bain Capital has the right to designate two nominees and Catterton has the right to designate one nominee for election to our Board of Directors of the Company. However, if Catterton’s ownership level falls below 1% of our outstanding common stock, Catterton will no longer have a right to designate a nominee and Bain Capital will have the right to designate three nominees for election to our Board of Directors. If at any time the Sponsors own more than 3% and less than 15% of our outstanding common stock, Bain Capital will have the right to designate two nominees for election to the Board of Directors. However, if at the time of the nomination, Catterton’s ownership percentage of our outstanding common stock is greater than Bain Capital’s ownership percentage, each of Bain Capital and Catterton will have the right to designate one nominee for election to our Board of Directors. Bain Capital also has certain contractual rights to have one of its nominees serve on each committee of our Board of Directors, other than the Audit Committee, as long as the Sponsors collectively own (directly or indirectly) at least 35% of our outstanding common stock. In addition, as long as the Sponsors collectively own (directly or indirectly) more than 40% of our outstanding common stock, our Board of Directors must not, and we are required to take all necessary action to ensure that our Board of Directors does not, exceed nine directors, unless Bain Capital requests that the size of the board of directors be increased up to the maximum permitted under our organizational documents and appoints directors to fill the vacancies.

Registration Rights Agreement

In connection with the Merger, we entered into a registration rights agreement with our Sponsors, Founders and certain other stockholders. The registration rights agreement provided the Sponsors and Founders with certain demand registration rights in respect of the shares of our common stock held by them. The Sponsors, Founders and certain other stockholders exercised their rights under the agreement and sold common stock in our IPO.

In connection with the IPO, on August 7, 2012, we entered into an amended and restated registration rights agreement to remove provisions that apply to an initial public offering, to facilitate charitable giving in connection with securities offerings and to make other clarifying changes. In addition, in the event that we register additional shares of common stock for sale to the public, we are required to give notice of such registration to the Sponsors, two of our Founders and other parties to the agreement of our intention to effect such a registration, and, subject to certain limitations, the Sponsors, two of our Founders and such other holders have piggyback registration rights providing them with the right to require us to include in such registration the shares of common stock held by them (excluding any shares that may be disposed of under Rule 144 without a volume limitation). We are required to bear the registration expenses, other than underwriting discounts and commissions and transfer taxes, associated with any registration of shares by the Sponsors, two of our Founders or other holders described above. The registration rights agreement also contains certain restrictions on the sale of shares by the Sponsors and two of our Founders. The registration rights agreement includes customary indemnification provisions in favor of any person who is or might be deemed a controlling person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, who the Company refer to as controlling persons, and related parties against liabilities under the Securities Act incurred in connection with the registration of any of our debt or equity securities. These provisions provide indemnification against certain liabilities arising under the Securities Act and certain liabilities resulting from violations of other applicable laws in connection with any filing or other disclosure made by us under the securities laws relating to any such registration. We have agreed to reimburse such persons for any legal or other expenses incurred in connection with investigating or defending any such liability, action or proceeding, except that we are not required to indemnify any such person or reimburse related legal or other expenses if such loss or expense arises out of or is based on any untrue statement or omission made in reliance upon and in conformity with written information provided by such person.

Restaurant Leases

In 2012, MVP LRS, LLC (“MVP”), an entity owned primarily by our Founders (two of whom are also our directors) paid us a total of approximately $0.6 million in lease payments for two restaurants in its Lee Roy Selmon’s concept, which was purchased from us in 2008. We also guarantee lease payments by MVP under two leases.

Compensation-Related Risk

As part of its oversight and administration of our compensation programs, the Compensation Committee considered the impact of our compensation policies and programs for our executive officers, to determine whether they present a significant risk to the Company or encourage excessive risk taking by our executive officers. Based on its review, the Compensation Committee concluded that our compensation programs do not encourage excessive risk taking and are not reasonably likely to have a material adverse effect on us.

Summary Compensation Table

The following table summarizes compensation earned by our named executive officers for 2012.

NAMED EXECUTIVE OFFICER			BONUS	STOCK AWARDS	OPTION AWARDS		NON-EQUITY INCENTIVE PLAN COMPENSATION	ALL OTHER COMPENSATION
	YEAR	SALARY	(1)	(2)	(2)		(3)	(4)	TOTAL
Elizabeth A. Smith
Chief Executive Officer	2012	$941,552	$22,425,000	$—	$—		$932,137	$151,544	$24,450,233
and Chairman of the Board	2011	1,000,000	3,000,000	—	3,041,066		1,197,650	308,523	8,547,239
	2010	1,000,000	1,800,000	—	—		1,275,000	793,998	4,868,998

David J. Deno (5)
Executive Vice President	2012	380,769	466,000	—	2,824,000		510,000	4,175	4,184,944
and Chief Financial Officer

Dirk A. Montgomery (6)
Former Executive Vice	2012	472,000	—	—	—		397,188	32,364	901,552
President and Chief Value	2011	472,000	—	—	—		997,572	3,552	1,473,124
Chain Officer	2010	472,000	—	—	122,546	(7)	1,062,000	3,349	1,659,895

Steven T. Shlemon
Executive Vice President	2012	500,000	—	729,000	—		423,938	5,352	1,658,290
and President of Carrabba’s	2011	500,000	—	—	—		579,275	4,800	1,084,075
	2010	500,000	—	—	203,349	(7)	637,500	4,800	1,345,649

Jody L. Bilney
Executive Vice President	2012	449,039	237,450	—	—		377,866	4,752	1,069,107
and Chief Brand Officer	2011	400,000	217,451	—	1,094,064		563,600	4,200	2,279,315
	2010	400,000	214,203	—	32,023	(7)	600,000	4,200	1,250,426

Jeffrey S. Smith
Executive Vice President	2012	500,000	51,000	—	—		480,250	5,352	1,036,602
and President of Outback	2011	500,000	—	—	—		548,800	4,800	1,053,600
	2010	500,000	—	—	239,375	(7)	563,043	4,800	1,307,218
_________________

(1)
Bonus amounts were paid as follows: (i) for Ms. Smith, the 2012 bonus reflects full payment of her Incentive Bonus and the remaining portion of her Retention Bonus, which was triggered by the completion of the IPO, and the 2011 and 2010 bonus amounts were scheduled payments under her Retention Bonus for such years, (ii) for Mr. Deno, the 2012 bonus includes a signing bonus of $425,000 per the terms of his employment agreement, (iii) for Mr. Deno, Ms. Bilney and Mr. Smith, the 2012 bonus includes a discretionary bonus of $41,000, $20,000 and $51,000, respectively, awarded in recognition of the named executive officer’s individual performance and contributions to the significant transactions we completed during the year and (iv) for Ms. Bilney, the bonus amounts for each year include cash paid for the vesting of a portion of her restricted stock that was granted at the time of her employment and then converted at the time of the Merger into the right to receive cash on a deferred basis.

(2)
The restricted stock awards were valued based on the estimated fair market value on the grant date, which was $14.58 on April 13, 2012. The amounts for the option awards represent the aggregate grant date fair value of stock option awards computed in accordance with FASB ASC Topic 718. The stock option awards were valued at fair value on the grant date using the Black-Scholes option pricing model. See Note 4, “Stock-based and Deferred Compensation Plans,” in the Company’s consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2012 for the assumptions made to value the stock option awards.

(3)
Non-equity incentive plan compensation represents amounts earned under the performance-based cash incentive plans established for such years. The amounts earned were based on the achievement of specified, pre-determined levels of Company-wide or concept Adjusted EBITDA, and in 2012, comparable sales increases over the prior year, relative to a percentage of the named executive officer’s bonus potential. Pursuant to his employment agreement, Mr. Deno received a guaranteed payment of his performance-based cash incentive aware at the target amount. See “Compensation Discussion and Analysis--Performance-Based Cash Incentives” for a description of the plans for 2012.

(4)	The table below sets forth the 2012 components of “All Other Compensation.”

All Other Compensation

NAMED					REIMBURSEABLE
EXECUTIVE	LIFE				OTHER
OFFICER	INSURANCE (a)	AUTO	RELOCATION	AIRPLANE (b)	EXPENSES (c)	TOTAL
Elizabeth A. Smith	$360	$—	$—	$80,077	$71,107	$151,544
David J. Deno	675	—	3,500	—	—	4,175
Dirk A. Montgomery	32,364	—	—	—	—	32,364
Steven T. Shlemon	552	4,800	—	—	—	5,352
Jody L. Bilney	552	4,200	—	—	—	4,752
Jeffrey S. Smith	552	4,800	—	—	—	5,352
__________________

(a)
The amount in this column for Mr. Montgomery reflects premiums paid by us for an endorsement split-dollar life insurance policy with a death benefit of approximately $5.0 million for Mr. Montgomery, which was purchased in 2006. We were the beneficiary of the policy to the extent of premiums paid or the cash value, whichever is greater, with the balance to be paid to a personal beneficiary designated by the executive. We terminated the agreement obligating us to maintain the policy on February 28, 2013 after Mr. Montgomery’s departure from the Company in January 2013. Amounts for the other named executive officers reflect the cost of group term life insurance provided to our executive officers.

(b)
The amount in this column reflects the aggregate incremental cost to us of personal use of our aircraft based on an hourly charge, determined to include the cost of fuel and other variable costs associated with the particular flights. Since our aircraft is primarily for business travel, we do not include the fixed costs that do not change based on usage, including the cost of the aircraft and the cost of maintenance not related to specific trips. The amount for Ms. Smith includes the reimbursement of a “gross-up” for the payment of taxes of $45,930, which was less than the reimbursement cap at 50 hours for this tax gross-up.

(c)
The amount in this column was paid for legal fees associated with the amendment and restatement of Ms. Smith’s employment agreement and includes a “gross-up” for the payment of taxes on such fees of $9,177.

(5)	Mr. Deno joined Bloomin' Brands in May 2012.

(6)
Mr. Montgomery was our Executive Vice President and Chief Financial Officer until May 2012, when he became our Executive Vice President and Chief Value Chain Officer. Mr. Montgomery resigned from Bloomin’ Brands in January 2013.

(7)
Represents the aggregate exchange date incremental fair value of restricted stock and stock option awards computed in accordance with accounting guidance for share-based compensation. The stock option awards were valued at fair value on the exchange date using the Black-Scholes option pricing model. See Note (2) to the “Outstanding Equity Awards at Fiscal Year-End” table for a description of the option exchange program.

Grants of Plan-Based Awards for 2012

The following table summarizes the performance-based cash incentive awards and long-term stock incentive awards made during 2012.

								GRANT
					ALL	ALL OTHER		DATE
					OTHER	OPTION		FAIR
		ESTIMATED FUTURE PAYOUTS			STOCK	AWARDS	EXERCISE	VALUE
		UNDER NON-EQUITY			AWARDS:	NUMBER OF	PRICE	OF
		INCENTIVE			NUMBER	SECURITIES	OF	STOCK &
NAMED		PLAN AWARDS (1)			OF	UNDERLYING	OPTION	OPTION
EXECUTIVE	GRANT	THRESHOLD	TARGET	MAXIMUM	SHARES	OPTIONS	AWARDS	AWARDS
OFFICER	DATE	($)	($)	($)	(#)	(#)	($/Sh)	($)
Elizabeth A. Smith
Annual Bonus Plan		470,776	941,552	1,412,328	—	—	—	—
David J. Deno
Annual Bonus Plan		255,000	510,000	765,000	—	—	—	—
Stock Options	5/7/2012	—	—	—	—	400,000 (2)	14.58	2,824,000
Dirk A. Montgomery
Annual Bonus Plan		200,600	401,200	601,800	—	—	—	—
Steven T. Shlemon
Annual Bonus Plan		212,500	425,000	637,500	—	—	—	—
Restricted Stock	4/13/2012	—	—	—	50,000 (3)	—	—	729,000
Jody L. Bilney
Annual Bonus Plan		190,841	381,683	572,524	—	—	—	—
Jeffrey S. Smith
Annual Bonus Plan		212,500	425,000	637,500	—	—	—	—
__________________

(1)
Amounts represent performance-based cash incentive awards under the 2012 Corporate Bonus Plan for Ms. Smith, Ms. Bilney and Messrs. Deno and Montgomery, under the 2012 Carrabba’s Bonus Plan for Mr. Shlemon and under the 2012 Outback Bonus Plan for Mr. Smith. See “Compensation Discussion & Analysis--Performance-Based Cash Incentives.”

(2)
This option was granted to Mr. Deno under the 2007 Equity Plan and was subject to the management call option and transfer restrictions until completion of the IPO. The option vests as to 20% of the shares on each anniversary of his employment start date, contingent upon his continued employment with us. He forfeits any portion of an option that is unvested upon his termination date.

(3)
This award was granted to Mr. Shlemon under the 2007 Equity Plan. The shares vests as to 25% of the shares on each anniversary of the grant date, contingent upon his continued employment with us. He forfeits any shares that are unvested upon his termination date.

Outstanding Equity Awards at 2012 Year-End

The following table summarizes outstanding stock options and unvested restricted stock awards for each named executive officer as of December 31, 2012. The holder of restricted stock has the right to vote and receive dividends with respect to the shares, but may not transfer or otherwise dispose of the unvested shares. The unvested portion of each restricted stock award is subject to forfeiture if the holder’s employment terminates prior to vesting.

	OPTION AWARDS					STOCK AWARDS
			EQUITY
			INCENTIVE
			PLAN AWARDS:			SHARES OF
			NUMBER OF			RESTRICTED
			SECURITIES	OPTION		STOCK AWARDS
	NUMBER OF		UNDERLYING	EXERCISE		THAT HAVE
	SECURITIES UNDERLYING		UNEXERCISED	PRICE	OPTION	NOT VESTED
	UNEXERCISED OPTIONS (#)		UNEARNED	PER	EXPIRATION	NUMBER OF	MARKET
NAMED EXECUTIVE	EXERCISABLE	UNEXERCISABLE	OPTIONS	SHARE	DATE	SHARES	VALUE
OFFICER		(1)	(#)	(2)		(#) (1)	(3)
Elizabeth A. Smith
Stock Options - Grant A - Tranche A (4)(5)	652,500	435,000	—	$6.50	11/16/2019	—	$—
Stock Options - Grant A - Tranche B, C, D (4)(6)	—	—	3,262,500	6.50	11/16/2019	—	—
Stock Options - Grant B	110,000	440,000	—	10.03	7/1/2021	—	—
David J. Deno	—	400,000	—	14.58	5/7/2022	—	—
Dirk A. Montgomery	130,108	22,963	—	6.50	6/14/2017	—	—
Steven T. Shlemon	215,900	38,100	—	6.50	10/25/2017	50,000	782,000
Jody L. Bilney
Stock Options - Grant A	23,000	12,000	—	6.50	2/11/2018	—	—
Stock Options - Grant B	40,160	160,640	—	10.03	12/9/2021	—	—
Jeffrey S. Smith	254,150	44,850	—	6.50	10/25/2017	—	—
__________________

(1)
Stock option grants vest and become nominally exercisable in 20% increments over a period of five years contingent on continued employment. Restricted stock awards vest as to 25% of the shares on each anniversary of the grant date, contingent on continued employment. See “Potential Payments upon Termination or Change in Control” for additional information regarding accelerated vesting on certain terminations of employment.

(2)
In March 2010, we offered all then active executive officers, other than Ms. Smith (since her stock options already had an exercise price of $6.50 per share), and all of our other employees the opportunity to exchange outstanding stock options with an exercise price of $10.00 per share for the same number of replacement stock options with an exercise price of $6.50 per share. Under the exchange program, the vested portion of the eligible stock options as of the grant date of the replacement stock options were exchanged for stock options that were fully vested. The unvested portion of the exchanged stock options were exchanged for unvested replacement stock options that vest and become exercisable over a period of time that is equal to the remaining vesting period of the exchanged stock options, plus one year, subject to the participant’s continued employment through the new vesting date. All eligible stock options were exchanged pursuant to the exchange program. The original stock options were canceled, and the issuance of the replacement stock options occurred on April 6, 2010.

(3)
Market value is calculated by multiplying $15.64, which was the closing price per share of our common stock on the Nasdaq Global Select Market on December 31, 2012, by the number of shares subject to the award.

(4)
On November 16, 2009, we granted Ms. Smith an option to purchase an aggregate of 4,350,000 shares of our common stock under the 2007 Equity Plan in four tranches (A-D) of 1,087,500 options each. The stock options have a term of ten years and an exercise price of $6.50, which represents an amount equal to or greater than the fair market value of a share of our common stock on the date the option was granted. The options vest in five equal annual installments, with accelerated vesting upon a termination of employment without cause or for good reason, each as defined in Ms. Smith’s employment agreement (50% in the event of a termination of employment other than after a qualifying change in control and 100% in the event of a termination of employment following a qualifying change in control). In accordance with the accounting guidance for share-based compensation, 3,262,500 of the options (tranches B, C and D) were not considered probable of occurrence on the grant date since a Qualifying Liquidity Event (defined below) was not probable at the time of grant. As such, there was no associated fair value on the grant date. However, we recorded expense at the time of the IPO and continue to record expense over the remaining vesting period. The stock options, to the extent vested, will remain outstanding for a period ranging from 90 days to three years in the case of a termination of Ms. Smith’s employment, depending on the type of stock option and the nature of the termination, except that all stock options, whether or not then vested, will be forfeited upon a termination for cause.

(5)
Tranche A stock options vest and become exercisable in equal installments on each of November 16, 2010, 2011, 2012, 2013 and 2014, generally subject to Ms. Smith remaining continuously employed on each vesting date.

(6)
Tranches B, C and D stock options vest in equal installments on each of November 16, 2010, 2011, 2012, 2013 and 2014, generally subject to Ms. Smith remaining continuously employed through each vesting date, and will only become exercisable (to the extent then vested) if (a) an initial public offering was completed in 2012 or we experience a change in control (each, a “Qualifying Liquidity Event”), (b) if certain performance targets are met ranging from $5.00 per share to $10.00 per share, depending on the particular tranche, relating to the value of our common stock at the time of the Qualifying Liquidity Event and (c) the case of an initial public offering, the volume-weighted average trading price of our common stock, as defined in the agreement, is equal to or greater than the specified performance targets over a rolling six-month period. The IPO met the thresholds for a Qualifying Liquidity Event and, in order for vested options to be exercised, a threshold stock price ranging from $5.00 to $10.00 depending on the tranche of the option must be maintained for a six-month period prior to such exercise, which had been achieved as of February 3, 2013.

Option Exercises and Restricted Stock Vested for Fiscal 2012

The following table summarizes the exercise of stock options and vesting of restricted stock held by the named executive officers during fiscal 2012.

	OPTION AWARDS		RESTRICTED STOCK AWARDS
	NUMBER OF		NUMBER OF
	SHARES	VALUE	SHARES	VALUE
NAMED	ACQUIRED	REALIZED	ACQUIRED	REALIZED
EXECUTIVE	ON EXERCISE	ON EXERCISE	ON VESTING	ON VESTING
OFFICER	(#)	($)	(#)	($) (1)
Elizabeth A. Smith	—	$—	—	$—
David J. Deno	—	—	—	—
Dirk A. Montgomery	—	—	82,300	1,091,298
Steven T. Shlemon	—	—	—	—
Jody L. Bilney (2)	5,000	19,200	20,575	272,825
Jeffrey S. Smith	—	—	—	—
__________________

(1)
Value realized on vesting of restricted stock awards is calculated by multiplying the estimated fair market value of our common stock on June 14, 2012 ($13.26 per share) by the number of shares vesting.

(2)	Ms. Bilney exercised options and sold 5,000 shares in the IPO.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

We have a Deferred Compensation Plan for our highly compensated employees who are not eligible to participate in the OSI Restaurant Partners, LLC Salaried Employees 401(k) Plan and Trust, as described in “Compensation Discussion and Analysis—Compensation Elements—Other Benefits and Perquisites.” We do not sponsor any defined benefit pension plans.

The following table summarizes contributions during 2012 to our Deferred Compensation Plan by the only named executive officer who participated along with aggregate gains for the year and the aggregate balance as of December 31, 2012. We did not make any contributions to the Deferred Compensation Plan during 2012. Named executive officers are fully vested in all contributions to the plan. The amounts listed as executive contributions are included as “Salary” in the “Summary Compensation Table.” Aggregate earnings of the Deferred Compensation Plan are not included in the “Summary Compensation Table.”

AGGREGATE
NAMED	EXECUTIVE	AGGREGATE	WITHDRAWALS/	AGGREGATE
EXECUTIVE	CONTRIBUTIONS	EARNINGS	DISTRIBUTIONS	BALANCE AT
OFFICER	IN 2012	IN 2012	IN 2012	DECEMBER 31, 2012
Dirk A. Montgomery (1)	$47,200	$31,637	$—	$462,868
__________________

(1)	All amounts due to Mr. Montgomery under the Deferred Compensation Plan will be paid in January 2014 as a result of his resignation in January 2013.

Potential Payments Upon Termination or Change in Control

Each of the named executive officers is party to an employment agreement and other arrangements with us, which are summarized below, that may entitle him or her to payments or benefits upon a termination of employment and/or a change in control. See the table included under “—Executive Benefits and Payments Upon Separation” below for the amount of compensation payable under these agreements and arrangements to the individuals serving as named executive officers as of the end of 2012.

Change in Control Plan

In December 2012, the Compensation Committee recommended, and the Board of Directors approved, the Change in Control Plan, which entitles executive officers and other key employees to certain severance payments and benefits in the event of a qualifying termination of employment upon or within the 24 months following certain change in control events. A qualifying termination is a termination by us for any reason other than cause, or by the employee for good reason, in each case as defined in the Change in Control Plan.

Under the Change in Control Plan, in the event of a qualifying termination within the 24 months following a change in control, the named executive officers are each entitled to receive the following benefits:

•
a severance payment, payable in a lump sum 60 days after the termination, equal to (a) with respect to Ms. Smith, two times the sum of her base salary and her target annual cash bonus and (b) with respect to the other named executive officers, one and one-half times the sum of base salary and target annual cash bonus;

•	accelerated vesting of all outstanding equity awards;

•	continued eligibility to participate in group health benefits for 18 months following the termination;

•	outplacement services for six months following the termination; and

•	certain other accrued benefits.

The severance payments and other benefits described above will be reduced by the amount of any similar payments and benefits under any employment agreement or other arrangement with us and are subject to the employee’s compliance with non-competition and other restrictive covenants and the other terms and conditions of the Change in Control Plan.

Rights and Potential Payments Upon Termination or Change in Control: Ms. Smith

Effective November 2009, we entered into an employment agreement with Ms. Smith in connection with the commencement of her employment with us. Her employment agreement was amended and restated in September 2012 to extend its term to August 13, 2017, subject to earlier termination under certain circumstances described below. The term of her employment is automatically renewed for successive renewal terms of one year unless either party elects not to renew by giving written notice to the other party not less than 60 days prior to the start of any renewal term.

Ms. Smith’s employment may be terminated as follows:

•	upon her death or Disability (as such term is defined in the agreement);

•
by us for Cause. For purposes of her employment agreement, “Cause” is defined to include: her (i) willful failure to perform, or gross negligence in the performance of, her duties and responsibilities to us or our affiliates (other than any such failure from incapacity due to physical or mental illness), subject to notice and cure periods, (ii) indictment or conviction of or plea of guilty or nolo contendere to a felony or other crime involving moral turpitude, (iii) engaging in illegal misconduct or gross misconduct that is intentionally harmful to us or our affiliates or (iv) any material and knowing violation by her of any covenant or restriction contained in her employment agreement or any other agreement entered into with us or our affiliates;

•	by us other than for Cause;

•
by Ms. Smith for Good Reason. For purposes of her employment agreement, “Good Reason” is defined to include: (i) a material diminution in the nature or scope of the executive’s duties, authority or responsibilities, including, without limitation, loss of membership on our or certain of our subsidiaries’ board of directors (with certain listed exceptions), (ii) a reduction of her annual base salary or annual target cash bonus, (iii) requiring her to be based at a location in excess of 50 miles from the location of our principal executive offices in Tampa, Florida as of the effective date of her employment agreement, or (iv) a material breach by us of our obligations under her employment agreement; or

•	by Ms. Smith other than for Good Reason.

Under Ms. Smith’s employment agreement, she will be entitled to receive severance benefits if her employment is terminated by us other than for Cause or if she terminates employment for Good Reason. If her employment is terminated under these circumstances, she will be entitled to receive severance benefits as follows:

•
earned but unpaid base salary as of the date of termination, any annual bonus earned in the fiscal year preceding that in which termination occurs that remains unpaid, and unreimbursed expenses, including certain tax gross-up payments through the date of termination; and

•
severance equal to two times the sum of her base salary at the rate in effect on the date of termination plus her target annual cash bonus for the year of termination, payable in 24 equal monthly installments from the effective date of such termination.

In the event Ms. Smith’s employment is terminated due to her death or Disability, she will receive any earned but unpaid amounts described above as of the date of her employment termination. She will also be entitled to receive a pro rata annual target bonus calculated based on the number of days during the year that she was employed.

A change in control of the Company does not trigger any severance payments to her under the employment agreement. However, in the event of a qualifying termination within the 24 months following a change in control, Ms. Smith would be entitled to receive the benefits described above under “—Change in Control Plan.”

Rights and Potential Payments Upon Termination or Change in Control: Mr. Deno

Mr. Deno entered into an employment agreement with us effective May 7, 2012 for an original term of five years, commencing on May 7, 2012 and expiring on the fifth anniversary thereof. The term of his employment agreement is automatically renewed for successive renewal terms of one year unless either party elects not to renew by giving written notice to the other party not less than 60 days prior to the start of any renewal term.

Mr. Deno’s employment may be terminated as follows:

•	upon his death or Disability (as such term is defined in the agreement);

•
by us for Cause. For purposes of his agreement, “Cause” is defined to include: (i) his failure to perform the duties required of him in a manner satisfactory to us, in our sole discretion; (ii) any dishonesty in his dealing with us or our affiliates, the commission of fraud by him, negligence in the performance of his duties, insubordination, willful misconduct, or his indictment, charge or conviction (or plea of guilty or nolo contendere) of any felony or any other crime involving dishonesty or moral turpitude; (iii) any violation of any covenant or restriction contained in specified sections of his employment agreement; or (iv) any violation of any of our or our affiliates’ material published policies;

•	at our election, including in the event of a determination by us to cease business operations; or

•
by Mr. Deno for Good Reason. For purposes of his employment agreement, “Good Reason” is defined to include: (i) the assignment to him of any duties inconsistent with his position (including status, offices, titles, and reporting requirements), authority, duties or responsibilities as Executive Vice President and Chief Financial Officer, any diminution in his position, authority, duties or responsibilities (excluding isolated, insubstantial and inadvertent action not taken in bad faith), (ii) a reduction of his base salary or benefits, as in effect on the date of his employment agreement, unless a similar reduction is made in salary and benefits of all of our other executive officers, or (iii) requiring him to be based at a location in excess of 50 miles from the location of our principal executive offices in Tampa, Florida as of the effective date of his employment agreement.

For all purposes of his agreement, termination for Cause shall be deemed to have occurred on the date of the executive’s resignation when, because of existing facts and circumstances, subsequent termination for Cause can be reasonably foreseen.

Mr. Deno’s employment agreement provides that he will receive severance benefits in the event of a termination of employment by us without Cause or by him with Good Reason. Under these circumstances, he will be entitled to receive an amount equal to the sum of the base salary then in effect payable bi-weekly for one year.

A change in control does not trigger any severance payments to Mr. Deno under his employment agreement. However, in the event of a qualifying termination within the 24 months following a change in control, Mr. Deno would be entitled to receive the benefits described above under “—Change in Control Plan.”

Termination of Employment by Mr. Montgomery

Mr. Montgomery resigned from his employment with us effective January 14, 2013. He was not entitled to any payments under his employment agreement or any other arrangements as a result of his resignation. On February 28, 2013, we entered into an agreement with Mr. Montgomery to terminate our obligation to maintain his endorsement split-dollar life insurance policy, which was fully vested at the time of his resignation, in exchange for a $150,000 payment. We also extended the expiration date of his vested options until May 27, 2013.

Rights and Potential Payments Upon Termination or Change in Control: Mr. Shlemon

Mr. Shlemon entered into an employment agreement with Carrabba’s, our wholly-owned subsidiary, effective April 27, 2000, which was amended on January 1, 2012. The initial term of his employment agreement was for a period of seven years commencing on April 27, 2000 and expiring on the seventh anniversary thereof subject to earlier termination as described in the termination section of the agreement as explained below. The term of his employment agreement is automatically renewed for successive renewal terms of one year unless either party elects not to renew by giving written notice to the other party not less than 60 days prior to the start of any renewal term.

Mr. Shlemon’s employment may be terminated as follows:

•	upon his death or Disability (as such term is defined in the agreement);

•
by Carrabba’s for Cause. For purposes of his agreement, “Cause” is defined to include: (i) any dishonesty in the executive’s dealing with Carrabba’s, the commission of fraud by the executive, negligence in the performance of the duties of the executive, insubordination, willful misconduct, or the conviction (or plea of guilty or nolo contendere) of the executive of any felony or any other crime involving dishonesty or moral turpitude; (ii) any violation of any covenant or restriction contained in specified sections of his employment agreement; or (iii) any violation of any material published policy of Carrabba’s or its affiliates;

•
at the election of Carrabba’s, including upon the sale of a majority ownership interest in Carrabba’s or substantially all of Carrabba’s assets or in the event of a determination by Carrabba’s to cease business operations; or

•	by Carrabba’s in its sole discretion, for any reason or no reason.

For all purposes of his agreement, termination for Cause shall be deemed to have occurred on the date of the executive’s resignation when, because of existing facts and circumstances, subsequent termination for Cause can be reasonably foreseen.
Mr. Shlemon’s employment agreement provides that he will only receive severance benefits in the event of a termination of employment if his employment is terminated under the circumstances described in the last bullet above. In this case, he will be entitled to receive as full and complete severance compensation an amount equal to the sum of his base salary then in effect payable bi-weekly for one year.
A change in control does not trigger any severance payments to Mr. Shlemon under his employment agreement. However, in the event of a qualifying termination within the 24 months following a change in control, Mr. Shlemon would be entitled to receive the benefits described above under “—Change in Control Plan.”

Rights and Potential Payments Upon Termination or Change in Control: Ms. Bilney

Ms. Bilney entered into an employment agreement with us effective October 1, 2006 and amended effective February 5, 2008 and on January 1, 2012. Her employment agreement was for an original term of five years, commencing on October 1, 2006 and expiring on the fifth anniversary thereof. The term of her employment agreement is automatically renewed for successive renewal terms of one year unless either party elects not to renew by giving written notice to the other party not less than 60 days prior to the start of any renewal term.

Ms. Bilney’s employment may be terminated as follows:

•	upon her death or Disability (as such term is defined in the agreement);

•
by us for Cause. For purposes of her agreement, “Cause” is defined to include: (i) her failure to perform the duties assigned to her in a manner satisfactory to us, in our sole discretion; (ii) any dishonesty in her dealing with us or our affiliates, the commission of fraud by her, negligence in the performance of her duties, insubordination, willful misconduct, or her conviction (or plea of guilty or nolo contendere) of any felony or any other crime involving dishonesty or moral turpitude; (iii) any violation of any covenant or restriction contained in specified sections of her employment agreement; or (iv) any violation of any of our or our affiliates’ material published policies; or

•	at our election, including upon the sale of majority ownership interest in us or substantially all of our assets or in the event of a determination by us to cease business operations.

For all purposes of her agreement, termination for Cause shall be deemed to have occurred on the date of the executive’s resignation when, because of existing facts and circumstances, subsequent termination for Cause can be reasonably foreseen.

Ms. Bilney’s employment agreement provides that she will receive severance benefits in the event of a termination of employment by us without Cause. Under these circumstances, she will be entitled to receive an amount equal to the sum of the base salary then in effect payable bi-weekly for one year.

A change in control does not trigger any severance payments to Ms. Bilney under her employment agreement. However, in the event of a qualifying termination within the 24 months following a change in control, Ms. Bilney would be entitled to receive the benefits described above under “—Change in Control Plan.”

Rights and Potential Payments Upon Termination or Change in Control: Mr. Smith

Mr. Smith entered into an employment agreement with Outback Steakhouse of Florida, LLC (“Outback Steakhouse”), our wholly-owned subsidiary, effective April 12, 2007 and amended on January 1, 2009 and January 1, 2012. The initial term of his employment agreement is for a period of five years commencing on April 12, 2007 and expiring on the fifth anniversary thereof subject to earlier termination as described in the termination section of the agreement as explained below. The term of his employment agreement is automatically renewed for successive renewal terms of one year unless either party elects not to renew by giving written notice to the other party not less than 60 days prior to the start of any renewal term.

Mr. Smith’s employment may be terminated as follows:

•	upon his death or Disability (as such term is defined in the agreement);

•
by Outback Steakhouse for Cause. For purposes of his agreement, “Cause” is defined to include: (i) any dishonesty in his dealing with Outback Steakhouse, the commission of fraud by him, negligence in the performance of his duties, insubordination, willful misconduct, or his conviction (or plea of guilty or nolo contendere) of any felony or any other crime involving dishonesty or moral turpitude; (ii) any violation of any covenant or restriction contained in specified sections of his employment agreement; or (iii) any violation of any material published policy of Outback International or its affiliates;

•
at the election of Outback Steakhouse, including upon the sale of a majority ownership interest in Outback Steakhouse or substantially all the assets of Outback Steakhouse or in the event of a determination by Outback Steakhouse to cease business operations; or

•	by Outback Steakhouse in its sole discretion, for any reason or no reason.

For all purposes of his agreement, termination for Cause shall be deemed to have occurred on the date of the executive’s resignation when, because of existing facts and circumstances, subsequent termination for Cause can be reasonably foreseen.

Mr. Smith’s employment agreement provides that he will only receive severance benefits in the event of a termination of employment if his employment is terminated under the circumstances described in the last bullet above. In this case, he will be entitled to receive as full and complete severance compensation an amount equal to the sum of his base salary then in effect payable bi-weekly for one year.

A change in control does not trigger any severance payments to Mr. Smith under his employment agreement. However, in the event of a qualifying termination within the 24 months following a change in control, Mr. Smith would be entitled to receive the benefits described above under “—Change in Control Plan.”

Stock Options and Restricted Stock

Under the 2012 Equity Plan, unless otherwise provided in an individual’s award agreement, upon a termination of employment or service all unvested options and stock appreciation rights will terminate. Unless otherwise provided, vested options and stock appreciation rights must be exercised within certain limited time periods after the date of termination, depending on the reason for termination; provided, however, that if the individual’s employment or service is terminated for cause (as defined in the award agreement), all options and stock appreciation rights, whether vested or unvested, will terminate immediately. The Compensation Committee may provide for accelerated vesting of an award upon, or as a result of events following, a change of control. This may be done in the award agreement or in connection with the change of control. In the event of a change of control, the Compensation Committee may also cause an award to be canceled in exchange for a cash payment to the participant or cause an award to be assumed by a successor corporation.

In December 2012, the Compensation Committee approved forms of award agreements to be used under the 2012 Equity Plan, which supplement the terms of the 2012 Equity Plan applicable to the awards thereunder, including as follows:

•
The form of option agreement includes a definition of termination for “Cause” (if no definition is otherwise applicable to the award recipient under an employment agreement or arrangement with the Company) upon which all options, whether vested or unvested will be forfeited.

•	The form of restricted stock award agreement for our directors provides that upon a change of control, the restricted stock will become fully vested.

•
The form of restricted stock award agreement for our employees and consultants provides that upon a change of control, restricted stock that remains outstanding or is exchanged or converted into securities of the acquiring or successor entity will continue to vest in accordance with the terms set forth in the award agreement. If upon a change of control the restricted stock will be canceled in exchange for cash consideration, in the case of awards held by our executive officers at the time of such change of control, the restricted stock will instead be converted into a right to receive such cash consideration upon satisfaction of the vesting and other terms and conditions of the award agreement in effect immediately prior to the change of control.

•
The form of performance unit award agreement provides for the establishment of (a) vesting dates on which the award recipient must continue to be employed or otherwise providing service to us and (b) performance criteria to be achieved by us over a performance period and, based on the extent to which the performance criteria are achieved and if the award recipient provided continuous service to us until the vesting date, a corresponding number of performance units subject to the award will vest (which number may range from zero percent to a specified maximum percent of the target number of performance units eligible for vesting based on such criteria). If the award recipient’s employment or other service status with us terminates, the award will terminate as to any units that are unvested at the time of such termination, unless (x) such termination is due to death or disability, in which case a pro rata portion of the award shall vest based on the portion of the performance period for which service was provided, or (y) the termination occurs before the vesting date but after the end of the performance period and is other than for cause (as defined in the agreement), in which case the applicable number of units will vest for that performance period as if such termination had not occurred. The agreement also provides that upon a change of control, if the vesting of the units is accelerated pursuant to the 2012 Equity Plan or the Change in Control Plan, then unless the Compensation Committee determines otherwise, the number of units that will vest for any incomplete performance period as of the change of control will be the target amount.

The terms of outstanding awards held by the named executive officers under the 2007 Equity Plan are described below.

In addition, as described above under “—Change in Control Plan,” in the event of a qualifying termination with the 24 months following a change in control, each of our named executive officers will be entitled to accelerated vesting of all outstanding equity awards.

Stock Options: Ms. Smith

Pursuant to the terms of Ms. Smith’s option agreement, upon a termination of Ms. Smith’s employment with us by her for Good Reason or by us other than for Cause, Ms. Smith will be entitled to receive accelerated vesting of her outstanding options (50% in the event of a termination of employment other than after a qualifying change in control and 100% in the event of a termination of employment following a qualifying change in control). A portion of Ms. Smith’s outstanding stock options will become exercisable only following a Qualifying Liquidity Event in which the value of our common stock exceeds certain minimum thresholds at the time of the event and, in the case of an initial public offering, for a subsequent six-month period. Our IPO met the thresholds for a Qualifying Liquidity Event at the time of the offering and the options became exercisable (o the extent the applicable service periods have been met) because the volume-weighted average trading price of our common stock, as defined in the agreement, was equal to or greater than the specified performance targets over a rolling six-month period as of February 3, 2013. The options, to the extent vested, will remain outstanding for a period ranging from 90 days to three years in the case of a termination of Ms. Smith’s employment, depending on the type of option and the nature of the termination, except that all options, whether or not then vested, will be forfeited on a termination for Cause.

Stock Options: Messrs. Deno, Shlemon and Smith and Ms. Bilney

Pursuant to agreements with Messrs. Deno, Shlemon and Smith and Ms. Bilney, any then outstanding unvested stock options will terminate upon any termination of employment (in connection with a change in control or otherwise). To the extent the stock option is vested and exercisable prior to the cessation of employment, the stock option will remain exercisable (a) for one year in the case of a termination of employment resulting from death or Disability or (b) for 90 days following the termination of employment for any other reason.

Restricted Stock: Mr. Shlemon

Pursuant to an agreement with Mr. Shlemon, unvested restricted stock will vest immediately upon (a) a change in control; (b) termination of the executive by us without Cause; (c) termination by the executive for Good Reason or (d) death or Disability. Unvested restricted stock will immediately be forfeited if the executive is terminated by us for Cause.

Restrictive Covenants

Each of the named executive officers is subject to non-competition and other restrictive covenants under his or her employment agreement. Based on the terms of their agreements, each named executive officer has agreed not to compete with us during his or her employment and for a specified period of time following a termination of employment for any reason (Ms. Smith, Ms. Bilney, Mr. Deno, Mr. Shlemon and Mr. Smith for a period of 24 months and Mr. Montgomery for a period of 12 months). Each named executive officer’s continued compliance with this non-competition covenant is a condition to our obligation to pay the severance amounts due under his or her employment agreement.

Tax Gross-Up

If a “change in control” under Treasury Regulations 1.280G-1 occurs, we and our executives, other than Ms. Smith, have agreed to use commercially reasonable best efforts to take such actions as may be necessary to avoid the imposition of any excise tax imposed by Section 4999 of the Code on the executive, including seeking to obtain stockholder approval in accordance with the terms of Section 280G(b)(5) of the Code. In the case of Ms. Smith, if she does not request that we seek the stockholder approval referenced in the preceding sentence, we will provide her with a gross-up for 50% of any excise taxes imposed under Section 4999 of the Code.

If the benefits payable under the Change in Control Plan and other benefits that the executive is entitled to receive from us upon a change in control would constitute a “parachute payment” within the meaning of Section 280G of the Code, we will reduce the executive officer’s payments and benefits payable under the Change in Control Plan to the extent necessary so that no portion of the benefits are subject to the excise tax imposed by Section 4999 of the Code, but only if there is a net after-tax benefit to the executive by making that reduction.

Life Insurance

We maintained an endorsement split-dollar life insurance policy with a $5.0 million death benefit for Mr. Montgomery. We were the beneficiary of the policy to the extent of premiums paid or the cash value, whichever is greater, with the balance being paid to a personal beneficiary designated by Mr. Montgomery. Replacing a previous agreement not to terminate the arrangements regardless of continued employment, we entered into a termination agreement with Mr. Montgomery providing for a termination of our obligation to provide such coverage, which was fully vested at the time of his resignation, in exchange for a $150,000 payment.

Executive Benefits and Payments Upon Separation

The table below reflects the amount of compensation payable under the employment agreements and arrangements described above to the individuals serving as named executive officers other than Mr. Montgomery, following a termination of employment (a) by us without Cause or by the executive for Good Reason without a change in control, (b) by us without Cause or by the executive for Good Reason, following a change in control assuming that such termination constitutes a qualifying termination under the Change in Control Plan, (c) by the executive voluntarily, (d) as a result of Disability or (e) as a result of death, in each case, assuming that such termination of employment occurred on December 31, 2012.

Mr. Montgomery resigned from his employment with us effective January 14, 2013 and was not entitled to any payments under his employment agreement or other arrangements with us. We agreed on February 28, 2013 to terminate our obligation to provide the endorsement split-dollar life insurance policy, which was fully vested at the time of his resignation, in exchange for a $150,000 payment and extended the expiration date of his vested options until May 27, 2013.

No payments or benefits are due to the named executive officers following a termination of employment for Cause. The table assumes that the change in control transaction resulted in per share consideration of $15.64, which was the closing price per share of our common stock on the Nasdaq Global Select Market on December 31, 2012. The actual amounts to be paid upon a termination of employment or a change in control can only be determined at the time of such executive’s separation from us, or upon the occurrence of a change in control (if any).

NAMED EXECUTIVE OFFICER	EXECUTIVE PAYMENTS AND BENEFITS UPON SEPARATION	INVOLUNTARY TERMINATION WITHOUT CAUSE OR TERMINATION BY EXECUTIVE FOR GOOD REASON WITHOUT CHANGE IN CONTROL	INVOLUNTARY TERMINATION WITHOUT CAUSE OR TERMINATION BY EXECUTIVE FOR GOOD REASON WITH CHANGE IN CONTROL	VOLUNTARY TERMINATION	DISABILITY	DEATH
	(1)	($)	($)	($)	($)	($)
Elizabeth A. Smith (2)	Severance	$2,891,552	$3,766,209	$—	$—	$—
	Stock Options (3)	7,574,925	42,844,500	617,100	4,593,000	4,593,000
	Health and Welfare Benefits	—	17,574	—	—	—
	Total	$10,466,477	$46,628,283	$617,100	$4,593,000	$4,593,000

David J. Deno	Severance	$600,000	$1,665,000	$—	$—	$—
	Stock Options (3)	—	424,000	—	—	—
	Health and Welfare Benefits	—	20,476	—	—	—
	Total	$600,000	$2,109,476	$—	$—	$—

Steven T. Shlemon	Severance	$500,000	$1,387,500	$—	$—	$—
	Stock Options (3)	1,973,326	2,321,560	1,973,326	1,973,326	1,973,326
	Restricted Stock	782,000	782,000	—	782,000	782,000
	Health and Welfare Benefits	—	17,861	—	—	—
	Total	$3,255,326	$4,508,921	$1,973,326	$2,755,326	$2,755,326

Jody L. Bilney	Severance (4)	$450,000	$1,246,082	$—	$—	$—
	Stock Options (3)	435,518	1,446,388	435,518	435,518	435,518
	Health and Welfare Benefits	—	20,476	—	—	—
	Total	$885,518	$2,712,946	$435,518	$435,518	$435,518

Jeffrey S. Smith	Severance (4)	$500,000	$1,387,500	$—	$—	$—
	Stock Options (3)	$2,322,931	$2,732,860	$2,322,931	$2,322,931	$2,322,931
	Health and Welfare Benefits	$—	$17,861	$—	$—	$—
	Total	$2,822,931	$4,138,221	$2,322,931	$2,322,931	$2,322,931
__________________

(1)	Amounts in the table do not include amounts for accrued but unpaid base salary, annual bonus or other expenses or any outplacement services.

(2)
This table assumes that Ms. Smith has requested that we seek stockholder approval of payments in connection with the assumed change in control and that she is therefore not entitled to a 50% excise tax gross-up. It also assumes that Ms. Smith is not entitled to a pro rata bonus on a termination due to death or Disability since she is assumed to have been employed until the end of the fiscal year.

(3)
Amounts represent intrinsic value of vested stock options since the fair market value of a share of our common stock, as of December 31, 2012, was greater than the exercise price of the stock options held by the named executive officers.

(4)
Ms. Bilney's and Mr. Smith's severance (base salary in effect at termination) is only payable upon termination of employment by the Company without cause (as defined in her or his employment agreement).

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

Our Board of Directors has adopted a written Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics requires each member of the Board of Directors and each member of management and the management of our subsidiaries and of each of our significant affiliates to disclose to the Chief Legal Officer and/or Audit Committee, as applicable, the material terms of any related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction. The Chief Legal Officer and/or Audit Committee must advise the Board of Directors of the related person transaction and any requirement for disclosure in our applicable filings under the Securities Act or the Exchange Act and related rules, and, to the extent required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with such acts and related rules.

The transactions below were reviewed under our Code of Business Conduct and Ethics or, with respect to transactions prior to our IPO, under a similar written code of business conduct and ethics of OSI.

Arrangements With Our Sponsors and Founders

Management Agreement

Upon completion of the Merger, we entered into a management agreement with the Management Company, whose members are our Founders and entities associated with our Sponsors.  In accordance with the management agreement, the Management Company was to provide management services to us until the tenth anniversary of the completion of the Merger, with one-year extensions thereafter until terminated. The management agreement provided that it would terminate automatically immediately prior to our completion of an initial public offering. Under the terms of the agreement, the Management Company received an aggregate annual management fee equal to $9.1 million and reimbursement for out-of-pocket and other reimbursable expenses incurred by it, its members, or their respective affiliates in connection with the provision of services pursuant to the agreement.  The management agreement also included customary exculpation and indemnification provisions in favor of the Management Company, Bain Capital and Catterton and their respective affiliates.

In May 2012, we amended the management agreement to provide that if the management agreement was terminated due to our completion of an initial public offering in 2012, the Management Company would receive, within 60 days of completion of the IPO, but in all events on or before December 31, 2012, a termination fee of $8.0 million. This termination fee was payable in addition to the pro-rated periodic fee as provided in the management agreement. The management agreement terminated in connection with our IPO in August 2012, and we paid management fees to the Management Company, including the termination fee, out-of-pocket and other reimbursable expenses, of approximately $13.8 million for the year ended December 31, 2012. We paid management fees, including out-of-pocket and other reimbursable expenses, of $9.4 million and $11.6 million for the years ended December 31, 2011 and 2010, respectively.

Stockholders Agreement

In connection with the Merger, we entered into a stockholders agreement with our Sponsors, Founders and certain other stockholders. In connection with the completion of the IPO, all of the provisions of the stockholders agreement terminated in accordance with the terms of the stockholders agreement.

On August 7, 2012, we entered into the Stockholders Agreement with our Sponsors and two of our Founders that became effective upon consummation of the IPO. This Stockholders Agreement grants our Sponsors the right, subject to certain conditions, to nominate representatives to our Board of Directors and committees of our Board of Directors. As long as the Sponsors collectively own (directly or indirectly) more than 15% of our outstanding common stock, Bain Capital has the right to designate two nominees and Catterton has the right to designate one nominee for election to our Board of Directors. However, if Catterton’s ownership level falls below 1% of our outstanding common stock,

Catterton will no longer have a right to designate a nominee and Bain Capital will have the right to designate three nominees for election to our Board of Directors. If at any time the Sponsors own more than 3% and less than 15% of our outstanding common stock, Bain Capital will have the right to designate two nominees for election to our Board of Directors. However, if at the time of the nomination, Catterton’s ownership percentage of our outstanding common stock is greater than Bain Capital’s ownership percentage, each of Bain Capital and Catterton will have the right to designate one nominee for election to our Board of Directors. Bain Capital also has certain contractual rights to have one of its nominees serve on each committee of our Board of Directors, other than the audit committee, as long as the Sponsors collectively own (directly or indirectly) at least 35% of our outstanding common stock. In addition, as long as the Sponsors collectively own (directly or indirectly) more than 40% of our outstanding common stock, our Board of Directors must not, and we are required to take all necessary action to ensure that our Board of Directors does not, exceed nine directors, unless Bain Capital requests that the size of the Board of Directors be increased up to the maximum permitted under our organizational documents and appoints directors to fill the vacancies.

Registration Rights Agreement

In connection with the Merger, we entered into a registration rights agreement with our Sponsors, Founders and certain other stockholders. The registration rights agreement provided the Sponsors and Founders with certain demand registration rights in respect of the shares of our common stock held by them. The Sponsors, Founders and certain other stockholders exercised their rights under the agreement and sold common stock in our IPO.

In connection with the IPO, on August 7, 2012, we amended and restated the registration rights agreement to remove provisions that apply to an initial public offering, to facilitate charitable giving in connection with securities offerings and to make other clarifying changes. Under the amended and restated agreement, in the event that we register additional shares of common stock for sale to the public, we are required to give notice of such registration to the Sponsors, two of our Founders and other parties to the agreement of our intention to effect such a registration, and, subject to certain limitations, the Sponsors, two of our Founders and such other holders have piggyback registration rights providing them with the right to require us to include in such registration the shares of common stock held by them (excluding any shares that may be disposed of under Rule 144 without a volume limitation). We are required to bear the registration expenses, other than underwriting discounts and commissions and transfer taxes, associated with any registration of shares by the Sponsors, two of our Founders or other holders described above. The registration rights agreement also contains certain restrictions on the sale of shares by the Sponsors and two of our Founders. The registration rights agreement includes customary indemnification provisions in favor of any person who is or might be deemed a controlling person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, who the Company refer to as controlling persons, and related parties against liabilities under the Securities Act incurred in connection with the registration of any of our debt or equity securities. These provisions provide indemnification against certain liabilities arising under the Securities Act and certain liabilities resulting from violations of other applicable laws in connection with any filing or other disclosure made by us under the securities laws relating to any such registration. We have agreed to reimburse such persons for any legal or other expenses incurred in connection with investigating or defending any such liability, action or proceeding, except that we are not required to indemnify any such person or reimburse related legal or other expenses if such loss or expense arises out of or is based on any untrue statement or omission made in reliance upon and in conformity with written information provided by such person.

Lease Payments

In 2012, 2011 and 2010, MVP, an entity owned primarily by our Founders (two of whom are also our directors) paid us approximately $0.6 million per year in lease payments for two restaurants in its Lee Roy Selmon's concept, which was purchased from us in 2008. We also guarantee lease payments by MVP under two leases.

Other Arrangements

Tax Loans

Shares of restricted stock issued at the time of the Merger to certain of our current and former executive officers and other members of management vested each June 14 through 2012. In accordance with the terms of their applicable agreements, we made loans to these individuals for their personal income tax and associated interest obligations that resulted from vesting of the restricted stock. The loans were full recourse and are collateralized by the vested shares of restricted stock. Although these loans are permitted in accordance with the terms of the agreements, we are not required to make them in the future. During the first quarter of 2012, Mr. Montgomery, Ms. Bilney and Mr. Kadow repaid their loans in full, by payment to us of the following amounts: $0.8 million, $0.2 million and $0.4 million, respectively. The loans had interest rates ranging from 2.25% to 3.46%. After such payment, no further amounts remained outstanding under loans to our current directors or executive officers. In 2011, we made loans to executive officers as follows: Jody L. Bilney, $0.1 million; and Dirk A. Montgomery, $0.3 million. In 2010, we made loans to executive officers as follows: Ms. Bilney, $0.1 million; Joseph J. Kadow, $6,000; and Mr. Montgomery, $0.2 million.

Director and Executive Officer Investments and Employment Arrangements

Jeffrey S. Smith, our Executive Vice President and President of Outback Steakhouse, has made investments in the aggregate amount of approximately $0.5 million in eleven Outback Steakhouse restaurants, thirteen Carrabba’s Italian Grill restaurants and fourteen Bonefish Grill restaurants (five of which are franchise restaurants). Mr. Smith received distributions of approximately $0.1 million in each of the years ended December 31, 2012, 2011 and 2010 from these ownership interests.

Relationships With Family Members of Executive Officers

A sibling of Steven T. Shlemon, our Executive Vice President and President of Carrabba's, is employed with one of our subsidiaries as a restaurant managing partner, and received annual compensation, including bonus, of approximately $0.1 million for each of the years ended December 31, 2012, 2011 and 2010. As a qualified managing partner, the sibling was entitled to make investments in our restaurants, on the same basis as other qualified managing partners, and made an additional investment of approximately $0.5 million in partnerships that own and operate two Outback Steakhouse restaurants. This sibling received distributions of approximately $36,000, $34,000 and $26,000 in the years ended December 31, 2012, 2011 and 2010, respectively, related to his investments as a qualified managing partner and approximately $0.1 million in each of such years related to his additional investments in the partnerships noted above.

A sibling of Joseph J. Kadow, our Executive Vice President and Chief Legal Officer, was employed by one of our subsidiaries as a Vice President of Operations until his retirement on December 31, 2012.  The sibling received total cash compensation of approximately $0.6 million, $0.6 million and $0.7 million in the years ended December 31, 2012, 2011 and 2010, respectively, and benefits consistent with other employees in the same capacity.   The sibling also received loans of approximately $0.1 million during 2012 for personal income tax and associated interest obligations that resulted from vesting of restricted stock.  As of December 31, 2012 an aggregate of $0.3 million was outstanding on the 2012 loan and loans from prior years, which must be repaid in full either in cash or shares of our stock by March 4, 2013.   We entered into a severance agreement with the sibling under which the sibling received cash severance in the amount of approximately $0.4 million, $0.2 million under the 2012 annual bonus plan and accelerated vesting of and extended exercise terms for his equity awards, among other things.  In addition, the sibling received distributions that were based on a percentage of annual cash flows for particular restaurants (on the same basis as other similarly situated employees/investors) and distributions based on his investment of an aggregate of $0.4 million in 26 limited partnerships that own and operate nine Outback Steakhouse restaurants, 11 Bonefish Grill restaurants and six Carrabba's Italian Grill restaurants. In 2012, 2011 and 2010, the sibling received aggregate amount of $0.1 million per year for distributions from these restaurants and in 2012 the sibling received an aggregate of $0.5 million for the repurchase of all of his interests in these restaurants.

The wife of John W. Cooper, who was our Executive Vice President and President of Bonefish Grill until he retired in January 2013, is employed by one of our subsidiaries as Senior Vice President, Training. She received total cash compensation of approximately $0.3 million in each of 2012, 2011 and 2010 and benefits consistent with other employees in the same capacity.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with Bloomin’ Brands’ management and PricewaterhouseCoopers LLP the audited consolidated financial statements of Bloomin’ Brands contained in Bloomin’ Brands’ Annual Report on Form 10-K for the 2012 fiscal year. The Audit Committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Auditing Standards No. 61, as amended (AICPA, Professional Standards , Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communication with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from Bloomin’ Brands.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Bloomin’ Brands, Inc.’s Annual Report on Form 10-K for its 2012 fiscal year for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee
John J. Mahoney, Chairman
David Humphrey
Mindy Grossman

STOCKHOLDER PROPOSALS FOR 2014 ANNUAL MEETING OF STOCKHOLDERS

Stockholders may submit proposals for inclusion in our proxy materials in accordance with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2014 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by us no later than November 11, 2013. Such proposals should be delivered to Bloomin’ Brands, Inc., Attn: Secretary, 2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607 (and we encourage you to send a copy via email to CorporateSecretary@bloominbrands.com).

Stockholders who intend to submit nominations to the Board of Directors or present other proposals for consideration at our 2014 annual meeting (other than proposals submitted in accordance with Rule 14a-8 for inclusion in our proxy materials) must comply with all provisions of our bylaws with respect to such nominations and proposals and provide timely written notice thereof. To be timely for our 2014 annual meeting, notice must be delivered to our Secretary at our principal executive offices no earlier than December 25, 2013 and no later January 24, 2014. However, in the event that our 2014 annual meeting is to be held on a date that is not within 30 calendar days before or after April 24, 2014, to be timely, notice must be so delivered not later than the tenth calendar day following the date on which public announcement of the date of the 2014 annual meeting is first made.

PROXY SOLICITATION AND COSTS

We will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing, and mailing of the Notice of Internet Availability of Proxy Materials, this proxy statement, the proxy and any additional solicitation material that we may provide to stockholders. Copies of solicitation material will be provided to brokerage firms, fiduciaries, custodians and other nominees holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners. Further, the original solicitation of proxies by mail may be supplemented by solicitation by telephone and other means by our directors, officers and employees. No additional compensation will be paid to these individuals for any such services.

STOCKHOLDERS SHARING THE SAME ADDRESS

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice of Internet Availability of Proxy Materials, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees.

A number of brokers with account holders who beneficially own our common stock will be “householding” our annual report and proxy materials, including the Notice of Internet Availability of Proxy Materials. A single Notice of Internet Availability of Proxy Materials and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge Financial Solutions, either by calling toll-free (800) 542-1061, or by writing to Broadridge Financial Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

Upon written or oral request, Bloomin’ Brands will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, a separate set of our annual report and proxy materials to any beneficial owner at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, a separate set of our annual report and proxy materials, you may write or call Bloomin’ Brands’ Investor Relations Department at Bloomin’ Brands, Inc., 2202 North West Shore Boulevard. Suite 500, Tampa, Florida 33607, Attention: Investor Relations, telephone (813) 830-5311.

Any stockholders who share the same address and currently receive multiple copies of our Notice of Internet Availability of Proxy Materials or annual report and other proxy materials, who wish to receive only one copy in the future, can contact Computershare (if a registered holder) or their bank, broker or other nominee (if a beneficial holder) to request information about householding.

FORM 10-K

We will mail without charge, upon written request, a copy of Bloomin’ Brands’ Annual Report on Form 10-K for the fiscal year ended December 31, 2012, including the consolidated financial statements, schedules and list of exhibits, and any particular exhibit specifically requested. Requests should be sent to: Bloomin’ Brands’ Investor Relations Department at Bloomin’ Brands, Inc., 2202 North West Shore Boulevard. Suite 500, Tampa, Florida 33607, Attention: Investor Relations, telephone (813) 830-5311. The Annual Report on Form 10-K is also available at www.bloominbrands.com.

OTHER MATTERS

The Board of Directors does not know of any other matters to be presented for stockholder action at the annual meeting. However, if other matters do properly come before the annual meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matter in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Joseph J. Kadow
Secretary

Dated: March 4, 2013

BLOOMIN' BRANDS INC

BLOOMIN' BRANDS, INC.
2202 N WEST SHORE BLVD STE 500
TAMPA, FL 33607-5761

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M53841-P34452 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

BLOOMIN' BRANDS, INC.

The Board of Directors recommends you vote FOR proposals 1, 2 and 3:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

To be elected as Class I Directors with terms expiring in 2016:

01) David Humphrey
02) Elizabeth A. Smith

	For	Against	Abstain
2. Ratify the selection of PricewaterhouseCoopers LLP as independent registered certified public accounting firm for the fiscal year ending December 31, 2013.	☐	☐	☐
3. To approve, on a non-binding advisory basis, executive compensation.	☐	☐	☐

The Board of Directors recommends you vote for 1 year:

	1 Year	2 Years	3 Years	Abstain
4. To recommend, on a non-binding advisory basis, the frequency of holding future votes regarding executive compensation.	☐	☐	☐	☐

NOTE: To act upon such other business as may properly come before the meeting or any adjournment thereof.

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M53842-P34452

PROXY
BLOOMIN' BRANDS, INC.
ANNUAL MEETING OF STOCKHOLDERS
April 24, 2013

This Proxy is solicited by the Board of Directors for use at the Annual Meeting on April 24, 2013.

The undersigned hereby appoints David J. Deno, Joseph J. Kadow and Kelly Lefferts as proxies and attorney-in-fact, each with power to act without the other and with full power of substitution, and hereby authorizes them to act for the undersigned to vote, as provided on the other side, all common shares of Bloomin' Brands, Inc. which the undersigned has power to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders to be held at the Renaissance Tampa International Plaza Hotel located at 4200 Jim Walter Boulevard, Tampa, Florida 33607 on Wednesday, April 24, 2013 at 9:00 A.M. Eastern Time, or any adjournment or postponement thereof, will all powers which the undersigned would possess if present at the meeting.

If no choice is specified, the proxy will be voted "FOR" the election of all nominees under proposal 1, "FOR" proposals 2 and 3, "1 YEAR" on proposal 4, and in the discretion of the proxies with respect to such other business as may properly come before the meeting.

(Continued and to be marked, dated and signed, on the other side)